Exhibit 10.43

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

W2007 WKH HOLDINGS, LLC

(F/K/A W2007 WAIKIKI HOLDINGS, L.L.C.)

THE INTERESTS OF THE MEMBERS ISSUED UNDER THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE OR THE DISTRICT OF COLUMBIA. NO RESALE OR TRANSFER OF AN INTEREST BY A MEMBER IS PERMITTED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT AND ANY APPLICABLE FEDERAL OR STATE SECURITIES LAWS, AND ANY VIOLATION OF SUCH PROVISIONS COULD EXPOSE THE SELLING OR TRANSFERRING MEMBER AND THE COMPANY TO LIABILITY.

Dated as of October 9, 2009

TABLE OF CONTENTS

ARTICLE 1.

DEFINITIONS

1.1	Definitions	2
1.2	Rules of Construction	17
1.3	Terms Generally	17

ARTICLE 2.

THE COMPANY AND ITS BUSINESS

2.1	Company Name	18
2.2	Term	18
2.3	Filing of Certificate and Amendments	18
2.4	Company’s Purposes	18
2.5	Principal Office; Mailing Address; Registered Agent	19
2.6	Names and Addresses of the Members	19
2.7	Representations and Covenants by the Members	19

ARTICLE 3.

MANAGEMENT OF COMPANY BUSINESS

3.1	Management and Control by Each Managing Member	23
3.2	Rights and Responsibilities of Hyatt and Limitations on its Authority	27
3.3	Subsidiaries	27
3.4	Acts of the Company and the Members	28
3.5	Documents	28
3.6	Sale of the Property	28
3.7	Decisions Requiring Approval of Hyatt	33

ARTICLE 4.

CERTAIN RIGHTS AND DUTIES OF MEMBERS

4.1	Other Activities of the Members	34
4.2	Indemnification	36
4.3	Compensation of Members and their Affiliates; Goldman, Sachs & Co	36
4.4	Use of Company Property	37
4.5	Title to Company Assets	37
4.6	Designation of Tax Matters Member	37

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4.7	Intentionally Omitted	37
4.8	Financing Fees	38
4.9	Break-Up Fees and Related Expenses	38
4.10	REIT Structure Implementation	38

ARTICLE 5.

FINANCIAL REPORTS AND STATEMENTS

5.1	Financial Reports and Statements	39
5.2	Budget for Real Estate Taxes, Insurance Premiums and Debt Service	40

ARTICLE 6.

CAPITAL CONTRIBUTIONS, LOANS AND LIABILITIES

6.1	Capital Contributions; Failure to Fund Property Closing Date Capital Contributions	40
6.2	Capital Calls for Additional Capital Contributions	42
6.3	Failure to Fund Additional Capital Contributions	44
6.4	Dilution for Failure to Fund Capital Calls	46
6.5	Capital of the Company	46
6.6	Limited Liability of Members	47
6.7	Recourse Carveout Guaranty	47
6.8	Obligation to Fund Post-Syndication Amounts	47
6.9	Failure to Fund Five Year Amounts	47
6.10	Replacement Loan	48
6.11	Obligation to Fund Initial Renovation Costs	48

ARTICLE 7.

CAPITAL ACCOUNTS, PROFITS AND LOSSES AND ALLOCATIONS

7.1	Capital Accounts	49
7.2	Profits and Losses	50

ARTICLE 8.

APPLICATIONS AND DISTRIBUTIONS OF AVAILABLE CASH

8.1	Applications and Distributions	52
8.2	Liquidation	53
8.3	Repayment of Member Loans	53
8.4	Withholding Taxes	54

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ARTICLE 9.

TRANSFER OF COMPANY INTERESTS; SALE OF ASSETS

9.1	Limitations on Assignments of Interests by Members	54
9.2	First Offer Right on Offered Whitehall Interests	54
9.3	Drag-Along Rights; Tag-Along Rights	57
9.4	Permitted Whitehall Group Transfers	59
9.5	Permitted Hyatt Transfers	59
9.6	Transfer Requirements	60
9.7	Requirements for Admission of a Substituted Member	60
9.8	Acceptance of Prior Acts	61

ARTICLE 10.

DISSOLUTION OF THE COMPANY; WINDING-UP AND DISTRIBUTION OF ASSETS

10.1	Dissolution	61
10.2	Winding-Up	62
10.3	Distribution of Assets	62

ARTICLE 11.

AMENDMENTS

11.1	Amendments	63
11.2	Additional Members	63

ARTICLE 12.

MISCELLANEOUS

12.1	Further Assurances	64
12.2	Notices	64
12.3	Headings and Captions	64
12.4	Variance of Pronouns	64
12.5	Counterparts	64
12.6	GOVERNING LAW	64
12.7	Arbitration	65
12.8	Partition	66
12.9	Invalidity	66
12.10	Successors and Assigns	66
12.11	Entire Agreement	66
12.12	No Waivers; Remedies	66

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12.13	No Brokers	66
12.14	Maintenance as a Separate Entity	67
12.15	Confidentiality	67
12.16	No Third Party Beneficiaries	68
12.17	Power of Attorney	68
12.18	Time of Essence	69
12.19	Partnership for Tax Purposes	69
12.20	Property Management Agreement	69
12.21	Acquisition Mortgage Loan	69

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SCHEDULES

Schedule 1	Legal Description of the Property
Schedule 2.6	Names and Addresses of Members and Counsel
Schedule 3.4	Representatives of the Members
Schedule 3.7(b)	Post-Property Closing Organizational Structure
Schedule 6.1(a)	Property Closing Date Capital Contributions of the Members

EXHIBITS

Exhibit A	Form of Member Loan Note
Exhibit B	Form of Reimbursement Agreement

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SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

W2007 WKH HOLDINGS, LLC

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of October 9, 2009, is by and among W2007 Finance Sub, LLC, a Delaware limited liability company (“Finance Sub”), Whitehall Parallel Global Real Estate Limited Partnership 2007, a Delaware limited partnership (“Whitehall Parallel”), and Hyatt Corporation, a Delaware corporation (“Hyatt”).

R E C I T A L S

A. Whitehall Street Global Real Estate Limited Partnership 2007, a Delaware limited partnership (“Whitehall Street”), and Hyatt formed the Company under the Act pursuant to a Certificate of Formation, filed with the Secretary of State of the State of Delaware on January 30, 2007.

B. Whitehall Street and Hyatt entered into that certain Limited Liability Company Agreement of the Company, dated as of February 7, 2007 (the “Original Agreement”).

C. Pursuant to that certain Assignment of Limited Liability Company Interests, dated as of May 23, 2007, among Whitehall Street, Whitehall Parallel and Finance Sub, Whitehall Street assigned all of its interests in the Company to Whitehall Parallel and Finance Sub, and Whitehall Parallel and Finance Sub were admitted as Members of the Company.

D. Azabu Buildings Co., Ltd., a Japan corporation, as seller (the “Seller”), and Hyatt, as purchaser, entered into an Acquisition Agreement, dated as of February 7, 2007 (as amended, the “Acquisition Agreement”), pursuant to which Hyatt (or the Company or one of its Subsidiaries, as a permitted assignee of Hyatt pursuant to the Acquisition Agreement) shall receive 100% of the shares of NewCo, which owns or leases (or shall own and lease prior to the closing under the Acquisition Agreement) (i) among other things, the properties commonly known as the Hyatt Regency Waikiki located in Waikiki, Hawaii, which are legally described on Schedule 1 attached hereto, together with the ballroom, parking garage and administrative offices and affiliated assets and operations currently owned by the Seller and its Affiliates (the “Hotel”), (ii) 100% of the shares of Azabu USA Corporation, a Hawaii corporation (“Azabu USA”) which owns or leases the King’s Village properties which are legally described on Schedule 1 attached hereto (“King’s Village”), and (iii) 100% of the common shares of Azabu FF&E Subsidiary, Inc., a Delaware corporation (“Azabu FF&E”) which owns all related personal property and FF&E (collectively and together with all buildings and improvements situated thereon and all personal property and FF&E related thereto, the “Property”). The Members acknowledge that the acquisition structure described in the immediately preceding sentence shall be modified simultaneously with the Property Closing as described herein.

E. The Members, on behalf of the Company, shall advance funds to the Company pro rata in accordance with such Member’s Percentage Interest for the payment of the earnest money deposit in the form of cash or one or more letters of credit (the “Deposit”) to the escrow agent pursuant to the Acquisition Agreement. In exchange for such funding of the Deposit under the Acquisition Agreement, each of the Members wish to ensure that each Member receives proper credit for such amounts for Capital Account and Capital Contribution purposes in proportion to such Member’s Percentage Interest of the Deposit.

F. The Company intends to close the transactions contemplated by the Acquisition Agreement (the “Acquisition”) in accordance with the terms and conditions set forth in the Acquisition Agreement and, promptly thereafter, the Company intends as its purpose to (i) acquire, own, finance, manage, operate, improve, develop, refinance and sell the Property, and (ii) market and lease and/or, at the option of the Managing Members, sell King’s Village.

G. Finance Sub, Whitehall Parallel and Hyatt entered into that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 15, 2008 (the “Original Amended Agreement”).

H. On July 16, 2008, the name of the Company was changed from W2007 Waikiki Holdings, L.L.C. to W2007 WKH Holdings, LLC.

NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby amend and restate the Original Amended Agreement in its entirety and adopt the following as their “limited liability company agreement” (as that term is used in the Act) and hereby agree as follows:

ARTICLE 1.

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“AAA” means the American Arbitration Association.

“Accountant” has the meaning set forth in Section 5.1(a)(i).

“Acquisition” has the meaning set forth in the Recitals.

“Acquisition Agreement” has the meaning set forth in the Recitals.

“Acquisition Financing” means, collectively, the Acquisition Mortgage Loan and the Acquisition Mezzanine Loan.

“Acquisition Mezzanine Lender” means EuroHypo AG, New York Branch.

“Acquisition Mezzanine Loan” means the mezzanine loan made by Acquisition Mezzanine Lender to Mezzanine Borrower or another Subsidiary of the Company to finance, in part, the Acquisition.

“Acquisition Mezzanine Loan Repayments” means the amounts necessary to repay the principal balance, interest and expenses under the Acquisition Mezzanine Loan as the same become due and payable pursuant to the terms of the documents evidencing the Acquisition Mezzanine Loan including, without limitation, payment of the Acquisition Mezzanine Loan in full upon acceleration thereof (upon maturity or otherwise).

“Acquisition Mezzanine Loan Term Sheet” means the summary of terms for the Acquisition Mezzanine Loan.

“Acquisition Mortgage Lender” means the lender(s) making the Acquisition Mortgage Loan.

“Acquisition Mortgage Loan” means the mortgage loan made or guaranteed by the Acquisition Mortgage Lender to Mortgage Borrower or another Subsidiary of the Company to finance, in part, the Acquisition.

“Acquisition Mortgage Loan Term Sheet” means the summary of terms for the Acquisition Mortgage Loan except that, notwithstanding anything to the contrary set forth in the Acquisition Mortgage Loan Term Sheet, the final amount of the Acquisition Mortgage Loan will be the greater of (i) $277,500,000 or (ii) 65% of the sum of (A) $420,000,000 and (B) plus all direct acquisition, joint venture formation and Acquisition Mortgage Loan and Acquisition Mezzanine Loan negotiation and closing costs.

“Act” means the Delaware Limited Liability Company Act (6 Del. C. 18-101 et seq.), as amended.

“Additional Capital Contribution” has the meaning set forth in Section 6.2(a).

“Affiliate” means, for any Person: (i) any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with that Person; (ii) any other Person owning or controlling 10% or more of the outstanding voting securities of, or other ownership interests in, that Person (or any other Person in which that Person owns 10% or more of the outstanding voting securities or ownership interests); (iii) any officer, director, general partner or managing member of that Person; and/or (iv) if that Person is an officer, director, general partner or managing member of any Person, the Person for which that Person acts in any such capacity.

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement, as it may be amended or modified from time to time.

“Approval Period” has the meaning set forth in Section 4.1(c)(i).

“Archon” means Archon Group, L.P., a Delaware limited partnership.

“Archon Representative” means the employee(s) of Archon selected by Archon with the approval of the Managing Members as the “owner’s representative” for the Property.

“Available Cash” means, for any fiscal period, the excess, if any, of (A) the sum of (i) all cash receipts of the Company and/or any Subsidiary during that fiscal period from whatever source and (ii) any cash reserves of the Company and/or any Subsidiary existing at the start of that fiscal period, less (B) the sum of (i) all cash amounts paid or payable (without duplication) in that fiscal period on account of any expenses of any type whatsoever incurred in connection with the Company’s and/or any Subsidiary’s business (including capital expenditures, operating expenses and all other amounts payable under the Management Agreements (if any) and/or the Property Management Agreement, taxes, amortization and interest on any debt of the Company and/or any Subsidiary, expenses incurred in connection with the satisfaction of any refinancing of the Property and fees payable to any Person pursuant to Section 4.3), and (ii) all cash amounts paid into the Capital Fund (as defined in the Property Management Agreement) and any other cash reserves that the Managing Members determine may be required for the working capital, capital expenditures and future needs of the Company and/or any Subsidiary or, if the Managing Members have not yet made that determination for that fiscal period, an amount equal to 105% of (x) the amounts required for the working capital and capital expenditures of the Company and/or any Subsidiary, or (y) if greater, the amount of reserves for working capital and Required Expenditures held by the Company and/or any Subsidiary on the first day of that fiscal period.

“Azabu FF&E” has the meaning set forth in the Recitals.

“Azabu USA” has the meaning set forth in the Recitals.

“Bankruptcy” means, with respect to the affected party: (i) the entry of an Order for Relief under the Bankruptcy Code; (ii) the admission by such party in writing of its inability to pay its debts as they mature; (iii) the making by such party of an assignment for the benefit of creditors; (iv) the filing by such party of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law; (v) the expiration of 60 days after the filing of an involuntary petition under the Bankruptcy Code or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of such party’s debts under any other federal or state insolvency law, unless that petition is vacated, set aside or stayed within the 60-day period; (vi) an application by such party for the appointment of a receiver for the assets of such party; or (vii) the imposition of a judicial or statutory lien on all or a substantial part of such party’s assets unless the lien is discharged or vacated or the enforcement thereof is stayed within 60 days after the effective date of the lien.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Book Value” means, for any Company Asset, its adjusted basis for federal income tax purposes, except that the initial Book Value of any asset contributed by a Member to the Company will equal the agreed gross fair market value of the asset, and the Book Value will thereafter be adjusted consistently with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for revaluations under Section 7.1(b) and for Depreciation for that asset.

“Business Day” means a day upon which banks in The City of New York are not authorized or required by law to be closed.

“Capital Account” has the meaning set forth in Section 7.1.

“Capital Call” means any written notice from any Managing Member to the Members (or to Hyatt only, as applicable) delivered in accordance with Article 6 requesting a contribution in cash of capital to the Company, which notice must state the total amount of the contributions required to be made, the amount to be funded by each Member under Section 6.2, the amount of capital previously contributed by each of the Members and the total amount of capital for each Member assuming full contribution. For all purposes of this Agreement, the term Capital Call shall include any Discretionary Capital Calls.

“Capital Contribution” means, for any Member, the aggregate amount of capital contributed or deemed contributed to the Company by that Member in accordance with Article 6 (including such Member’s Initial Capital Contribution and any Additional Capital Contributions made by such Member).

“Certificate of Formation” means the Certificate of Formation of the Company filed with the State of Delaware on January 30, 2007, as the same may be amended and/or restated from time to time.

“Claimant” has the meaning set forth in Section 12.7(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means W2007 WKH Holdings, LLC, a Delaware limited liability company.

“Company Assets” means all right, title and interest of the Company in and to all or any portion of the assets of the Company, the Company’s interest in any Subsidiary or the assets of any of its Subsidiaries, as appropriate, and any property of any type of the Company or its Subsidiaries (whether real, personal, tangible or intangible), or estate or interest acquired in exchange therefor or in connection therewith, including the Property (together with all improvements constructed (or to be constructed) therein).

“Company Loan” has the meaning set forth in Section 6.3(a)(iii).

“Confidential Information” has the meaning set forth in Section 12.15(a).

“Contributing Member” has the meaning set forth in Section 6.3(a).

“control” means, for any Person, the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Debtor Member” means any Member that is a borrower under a Member Loan, for so long as that Member Loan remains outstanding.

“Deposit” has the meaning set forth in the Recitals.

“Depreciation” means, for any Fiscal Year, all non-cash deductions allowable under the Code, including all deductions attributable to depreciation or cost recovery with respect to Company Assets, including any improvements made thereto and any tangible personal property located therein, or amortization of the cost of any intangible property or other assets acquired by the Company that have a useful life exceeding one year; except that, with respect to any Company Asset whose tax basis differs from its Book Value at the beginning of that Fiscal Year or other period, Depreciation means an amount that bears the same ratio to such beginning Book Value as the depreciation, amortization or other cost recovery deduction for such period for such asset for federal income tax purposes bears to its adjusted tax basis as of the beginning of such Fiscal Year. However, if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year is zero, Depreciation will be determined using any method selected by the Managing Members, in their sole discretion.

“Dilution Factor” means (i) in all cases other than with respect to Discretionary Capital calls, 2.0 and (ii) only with respect to Discretionary Capital Calls, 1.0.

“Discretionary Capital Call” means any Capital Call pursuant to Section 6.2(a)(ii) to fund capital improvements to the Property to the extent such capital improvements are not any of the following: (i) installations or replacements of FF&E; (ii) capital improvements required to comply with Legal Requirements and/or with the terms of the Property Management Agreement; (iii) capital improvements required in response to an Emergency; and (iv) capital improvements made pursuant to any renovation plan approved by Hyatt or by the Property Manager. Any Capital Call proposal which is to fund any of the items in clauses (i) through (iv) and/or to fund any Required Expenditure shall not be considered a Discretionary Capital Call.

“Effective Date” means February 7, 2007.

“Emergency” means an event, incident or occurrence which (i) threatens the life, health, injury or safety of any individual, including any employee, guest or invitee of the Hotel and/or (ii) threatens injury or damage to any property.

“Escrow Agent” has the meaning set forth in Section 3.6(e).

“Excluded Transaction Costs” has the meaning set forth in Section 3.6(c).

“Failed Contribution” has the meaning set forth in Section 6.3(a).

“Five Year Amounts” means amounts required to allow the borrower of the Acquisition Mortgage Loan and the borrower of the Replacement Loan to fully repay, net of the proceeds of any refinancings, the then outstanding amounts of the Acquisition Mortgage Loan and the Replacement Loan.

“FF&E” means, with respect to the Property, furnishings, fixtures and equipment in the guest rooms, hallways, lobbies, restaurants, lounges, meeting and banquet rooms, parking facilities and other public areas or otherwise on the Property.

“FF&E Subsidiary” means W2007 WKH Hotel TRS, Inc., a Delaware corporation (f/k/a Azabu FF&E).

“Finance Sub” has the meaning set forth in the first paragraph of this Agreement.

“Fiscal Year” means the fiscal year of the Company, which is the calendar year, except that the first “Fiscal Year” means the period from the Effective Date until December 31, 2007 and, upon termination of the Company, “Fiscal Year” means the period from the end of the last preceding Fiscal Year to the date of termination.

“Funded Portion” has the meaning set forth in Section 6.3(a)(1).

“GAAP” means generally accepted accounting principles.

“Goldman, Sachs & Co.” means Goldman, Sachs & Co., a New York limited partnership, or any entity that is a successor to all or substantially all of the business of Goldman, Sachs & Co.

“Governmental Authority” means any court, board, agency, department, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, municipal, city, town, special district or otherwise) whether now or hereafter in existence.

“GS” has the meaning set forth in Section 4.3(b).

“Guaranty” shall mean any guaranty, indemnity or other assurance of payment, directly or indirectly, provided by any Person in any manner or form by virtue of which such Person becomes primarily, secondarily, contingently or otherwise liable for another Person’s obligations, including by acting as an account party on, or becoming obligated to reimburse amounts drawn under, any letter of credit obtained for such other Person.

“Hotel” has the meaning set forth in the Recitals.

“Hyatt” has the meaning set forth in the first paragraph of this Agreement.

“Hyatt Permitted Transferee” means (a) any Pritzker Affiliate, (b) any Person to whom Property Manager assigns the Property Management Agreement in accordance with the terms of the Property Management Agreement, (c) only if Hyatt’s Interest in the Company is not the only asset of Hyatt, any Person that is a successor or assignee of Hyatt resulting from any merger or sale of all or substantially all of the ownership interests in Hyatt (whether pursuant to a public offering, public markets transaction or private sale), consolidation, recapitalization or reorganization, (d) only if Hyatt’s Interest in the Company is not the only asset of Hyatt, any Person that shall acquire all, or substantially all, of the assets of Hyatt, or (e) any other Person(s) approved in writing by the Managing Members, in their sole discretion.

“Hyatt Property Purchase Notice” has the meaning set forth in Section 3.6(b).

“Hyatt Transfer Notice” has the meaning set forth in Section 9.2(b).

“Indebtedness” means, with respect to any Person, (i) all indebtedness (whether secured or unsecured) of such Person for borrowed money or for the deferred purchase price of property, goods or services, including reimbursement, and all other obligations contingent or otherwise of such Person with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, and hedges and other derivative contracts and financial instruments, (ii) all obligations of such Person evidenced by notes, bonds, derivatives, loan agreements, reimbursement agreements or similar instruments (including senior, mezzanine and junior borrowings, which may provide the lender with a participation in profits), (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all capital lease obligations of such Person, (v) all indebtedness referred to in clause (i), (ii), (iii) or (iv) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (vi) all Indebtedness of others guaranteed by such Person or for which such Person has otherwise assumed responsibility on, before or after the date such Indebtedness is incurred.

“Initial Renovation Costs” means Ten Million Dollars ($10,000,000) (in excess of reserves) of renovation costs and expenses for renovations of the Property that are agreed to by the Members in their reasonable discretion.

“Institutional Lender” means an Affiliate of the Whitehall Group (including The Goldman Sachs Group, Inc.) or any one or more of the following other entities: a savings bank, a savings and loan association, a commercial bank or trust company, an insurance company subject to regulation by any Governmental Authority or body, a real estate investment trust, a union, governmental or secular employees’ welfare, benefit, pension or retirement fund, a pension fund property unit trust (whether authorized or unauthorized), an investment company or trust, a merchant or investment bank or any other entity generally viewed as an institutional lender. An entity other than an Affiliate of the Whitehall Group may be considered an Institutional Lender only if that entity, together with its Affiliates, has total assets of at least one billion dollars ($1,000,000,000) and stockholders’ equity or net worth of at least two hundred and fifty million dollars ($250,000,000) (or, in either case, the equivalent thereof in a foreign currency) as of the date the entity makes a loan to a member of the Whitehall Group. Any Person otherwise satisfying the foregoing definition will be considered an Institutional Lender whether (i) acting for itself or (ii) as trustee, as general partner of a partnership, in a fiduciary, management or advisory capacity or, in the case of a bank, as agent bank, for any number of lenders, so long as in the case of clause (ii) the day-to-day management decisions relating to the loan made by that Institutional Lender are either exercised by or recommended by that Institutional Lender and, during the life of the loan, the Institutional Lender may only be removed from its clause (ii) capacity if it is replaced by another Institutional Lender also acting in the manner specified in clause (ii).

“Interest” means the entire limited liability company interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement and in the Act, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

“Interest Purchase Deposit” has the meaning set forth in Section 9.2(e).

“Interest Rate” means (i) in all cases other than with respect to Company Loans and Member Loans made by a Contributing Member as a result of a Discretionary Capital Call, a rate of interest per annum equal to the lesser of (a) twenty percent (20%), and (b) the maximum rate permitted by applicable law, in each case compounded on a monthly basis, and (ii) only with respect to Company Loans and Member Loans made by a Contributing Member as a result of Discretionary Capital Calls, a rate of interest per annum equal to the lesser of (a) the Prime Rate plus five percent (5%), and (b) the maximum rate permitted by applicable law, in each case compounded on a monthly basis.

“IRS” means the Internal Revenue Service and any successor agency or entity thereto.

“King’s Village” has the meaning set forth in the Recitals.

“King’s Village Subsidiary” means W2007 WKH King’s Village TRS, Inc., a Hawaii corporation (f/k/a Azabu USA).

“Legal Requirement” means all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Company or any Subsidiary, at any time in force affecting the Property or any part thereof, including any that may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender Member” means any Member that has made a Member Loan, for as long as that Member Loan remains outstanding.

“List” means the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury, and/or any other similar list maintained by the Office of Foreign Assets Control pursuant to any authorizing statute, executive order or regulation.

“Lockout Period” means the period ending on the third (3rd) anniversary of the Property Closing Date.

“Losses” has the meaning set forth in Section 7.2(a).

“Management Agreements” means any development, leasing, property management, sales agency, marketing or other service agreements heretofore or hereafter entered into by the Company or any of its Subsidiaries with Hyatt and/or any Affiliate of Hyatt relating to any or all portions of the Property, including the Property Management Agreement.

“Managing Member” means each of Finance Sub, Whitehall Parallel and the Sister Whitehall Funds. Wherever in this Agreement a “Managing Member” or “the Managing Members” is or are authorized or empowered to take any action, including to make any decision, grant any consent or approval, give any notice, and/or make any election, and if each of Finance Sub, Whitehall Parallel and the Sister Whitehall Funds is a Managing Member at such time, then any of Finance Sub, Whitehall Parallel or the Sister Whitehall Funds, acting alone, may take such action.

“Member” means each member of the Whitehall Group, Hyatt and any Substituted Members.

“Member-Funded Debt” means any non-recourse debt of the Company which debt is loaned or guaranteed by any Member or is treated as Member non-recourse debt with respect to a Member under Treasury Regulations Section 1.704-2(b)(4), or both.

“Member Loan” has the meaning set forth in Section 6.3(a)(ii).

“Mezzanine Borrower” means W2007 WKH Mezzanine Borrower, LLC, a Delaware limited liability company.

“Minimum Gain” means an amount equal to the excess of the principal amount of debt for which no Member is liable (“non-recourse debt”), over the adjusted basis of the Company Assets which basis represents the minimum taxable gain that would be recognized by the Company if the non-recourse debt were foreclosed upon and the Company Assets were transferred to the creditor in satisfaction thereof, and which is referred to as “minimum gain” in Treasury Regulations Section 1.704-1(b)(4)(iv). A Member’s share of Minimum Gain will be determined in accordance with Treasury Regulations Section 1.704-2. Minimum Gain includes, where applicable, “partner non-recourse minimum gain,” as referred to in Treasury Regulations Section 1.704-2.

“Mortgage Borrower” means W2007 WKH Senior Borrower, LLC, a Delaware limited liability company.

“NewCo” has the meaning set forth in the Acquisition Agreement.

“Non-Contributing Member” has the meaning set forth in Section 6.3(a).

“Offered Whitehall Interests” has the meaning set forth in Section 9.2(a).

“Offeree Member” has the meaning set forth in Section 4.1(c)(i).

“Offeror Member” has the meaning set forth in Section 4.1(c).

“Organizational Documents” means, for any Person, (i) in the case of a corporation, that Person’s certificate of incorporation and by-laws, and any shareholder agreement, voting trust or similar arrangement applicable to any of that Person’s authorized shares of capital stock, (ii) in the case of a partnership, that Person’s certificate of limited partnership or partnership agreement, and any voting trusts or similar arrangements applicable to any of its partnership interests, (iii) in the case of a limited liability company, that Person’s certificate of formation, limited liability company agreement or other document affecting the rights of holders of limited liability company interests, or (iv) in the case of any other legal entity, that Person’s organizational documents and all other documents affecting the rights of holders of equity interests in that Person.

“Original Agreement” has the meaning set forth in the Recitals.

“Original Amended Agreement” has the meaning set forth in the Recitals.

“Owner” means W2007 WKH Owner, LLC, a Delaware limited liability company and the surviving entity of the merger of NewCo with and into Owner which shall occur simultaneously with the Property Closing.

“Percentage Interest” means, for any Member, the percentage set forth opposite such Member’s name in Section 6.1(b), as that percentage interest shall be adjusted from time to time under the terms of Section 6.4.

“Permitted Transferee” means a Hyatt Permitted Transferee or a Whitehall Permitted Transferee, as the case may be.

“Person” means any individual, partnership, corporation, limited liability company, trust or other legal entity.

“Post-Syndication Amounts” means all amounts due on the Acquisition Mezzanine Loan and any Replacement Loan.

“Pre-Syndication Amounts” means amounts required (x) to pay any anticipated shortfalls in the payment of interest or expenses under the Acquisition Mezzanine Loan, or (y) to reimburse the Whitehall Group for all interest and expenses paid by the Whitehall Group in funding Acquisition Mezzanine Loan Repayments pursuant to Section 6.10.

“Prime Rate” means the interest rate per annum as published, from time to time, in The Wall Street Journal as the “Prime Rate” in its column entitled “Money Rate”.

“Pritzker Affiliate” means (a) any Affiliate of Hyatt, (b) any one or more of the direct lineal descendants, natural or adoptive, of Nicholas J. Pritzker, deceased, or their respective current or former spouses, (c) any one or more trusts, the principal beneficiaries of which are one or more of the persons described in clause (b) above, (d) the legal representatives of any person or trust described in clause (b) or (c) above, and (e) any Affiliate of any Pritzker Affiliate or any general or limited partnership, corporation or limited liability company at least fifty and one-tenth percent (50.1%) of the voting securities or ownership interests in which are owned, directly or indirectly, by one or more of the Persons described in clauses (b), (c) or (d) above or this clause (e).

“Profits” has the meaning set forth in Section 7.2(a).

“Property” has the meaning set forth in the Recitals.

“Property Closing” means the completion of the acquisition of the Property by the Company and/or one or more Subsidiaries pursuant to the terms and conditions of the Acquisition Agreement.

“Property Closing Date” means the date on which the Property Closing occurs.

“Property Closing Date Capital Contributions” means the Capital Contributions made on or before the Property Closing Date by the Members (including the Members’ share of the Deposit), in the amounts set forth on Schedule 6.1(a) attached hereto, as such Schedule 6.1(a) may be modified by the Managing Members on or prior to the Property Closing Date as required to satisfy the Company’s and/or its Subsidiaries obligations under the Acquisition Agreement.

“Property Closing Period” has the meaning set forth in Section 3.6(c).

“Property Management Agreement” means the property management agreement relating to the Property between the Company (and/or a Subsidiary) and the Property Manager entered into on the Property Closing Date, as the same may be hereafter amended or modified from time to time.

“Property Manager” means Hyatt Corporation, a Delaware corporation, or any successor or assign thereto permitted under the Property Management Agreement or, if the Property Management Agreement is no longer in effect, such other Person approved by the Managing Members pursuant to the terms of this Agreement. Notwithstanding anything to the contrary contained herein, the “Property Manager” shall not be construed to be a “manager” of the Company for purposes of the Act.

“Property Marketing Period” has the meaning set forth in Section 3.6(c).

“Property Purchase Notice Deposit” has the meaning set forth in Section 3.6(e).

“Proposed Property Purchase Price” has the meaning set forth in Section 3.6(a).

“Property Sale Election Period” has the meaning set forth in Section 3.6(b).

“Proposed Sale Notice” has the meaning set forth in Section 3.6(a).

“Proposed Transfer Notice” has the meaning set forth in Section 9.2(a).

“Proposed Transfer Price” has the meaning set forth in Section 9.2(a).

“Proposing Member” has the meaning set forth in Section 9.3(a).

“Prospective Acquisition” has the meaning set forth in Section 4.1(c).

“Prospective Acquisition Notice” has the meaning set forth in Section 4.1(c)(ii).

“Purchase Documents” means any agreements, instruments or documents to be executed and delivered in connection with the acquisition of the Property by the Company and/or any Subsidiary.

“Recourse Carveout Guaranty” means any Guaranty given in connection with a loan made to the Company or any Subsidiary pursuant to which a Member (or one or more of its Affiliates) agrees to indemnify the lender against or to pay the lender for losses related to fraud or intentional misrepresentation, misappropriation or misapplication, environmental matters, bankruptcy, waste, criminal conduct and other customary recourse carveouts (but “Recourse Carveout Guaranty” specifically excludes guarantees of principal and interest other than for customary “springing recourse carveouts”, such as for bankruptcy and impermissible transfers).

“Renovation LC” has the meaning set forth in Section 6.11.

“Replacement Loan” has the meaning set forth in Section 6.10.

“Replacement Loan Interest Rate” has the meaning set forth in Section 6.10.

“Required Expenditure” means all costs, expenditures or amounts required (i) to be expended in connection with the Company, any Subsidiary, the Property, whether or not of a recurring nature, to preserve, protect, operate or maintain the Property, (ii) to pay any uncontrollable expenses, including any real estate taxes, operating deficits, insurance premiums, costs of restoring the Property after a casualty or condemnation thereof, utility costs, marketing costs, fees, reimbursements and any other amounts payable under any development agreement, any property management agreement, leasing agreement and/or any sales agency agreement, including any Management Agreement and/or Property Management Agreement, costs of compliance with any Legal Requirements, payments with respect to the Acquisition Mortgage Loan or any other loan or any refinancing thereof or other mortgages and other liens except for the Acquisition Mezzanine Loan or a Replacement Loan, and payments on or of contractual obligations of the Company and/or any Subsidiary, (iii) to reimburse any Member (or its Affiliates) for amounts paid pursuant to a Recourse Carveout Guaranty to the extent such amounts are not paid by such Member due to the gross negligence, willful misconduct, bad faith, fraud, misappropriation or any other criminal act by such Member or such Member’s Affiliates, or (iv) to fund any other emergency or non-discretionary expenditures, including loan balancing calls (other than with respect to the Acquisition Mezzanine Loan or a Replacement Loan).

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” has the meaning set forth in the Recitals.

“Sister Whitehall Funds” means Finance Sub, Whitehall Parallel and any other fund that is an Affiliate of Whitehall Street formed to co-invest alongside Whitehall Street.

“Subsidiary” means any subsidiary that may be formed by the Company in accordance with this Agreement, each of which shall be wholly-owned directly or indirectly by the Company (other than FF&E Subsidiary, of which 500 shares of preferred stock are held by Hyatt), and shall expressly include, following the closing under the Acquisition Agreement, W2007 WKH REIT, Inc. a Delaware corporation, Mezzanine Borrower, Senior Borrower, Owner, King’s Village Subsidiary and FF&E Subsidiary.

“Substituted Member” means any Person admitted to the Company as a Member pursuant to the provisions of Section 9.7.

“Successful Syndication” means the occurrence of Global Hyatt Corporation selling, participating or otherwise transferring or no longer guaranteeing all but $75,000,000 of the Acquisition Mortgage Loan at a rate equal to or better than par.

“Tag-Along Member” has the meaning set forth in Section 9.3(b).

“Tax Matters Member” has the meaning set forth in Section 4.6.

“Third Party Property Purchase Price” has the meaning set forth in Section 3.6(c).

“Third Party Property Purchaser” has the meaning set forth in Section 3.6(c).

“Third Party Transferee” has the meaning set forth in Section 9.2(c).

“Third Party Transfer Price” has the meaning set forth in Section 9.2(c).

“Total Distributions” means, at any time, the total amount of Available Cash distributed or deemed distributed to all the Members pursuant to Section 8.1.

“Transaction Costs” has the meaning set forth in Section 3.6(c).

“Transfer” means, with respect to a Member, (i) any transfer, sale, resignation, pledge, hypothecation, encumbrance, assignment or other disposition of any portion of that Member’s Interest or the proceeds thereof (whether voluntarily, involuntarily, by operation of law or otherwise), (ii) in the case of any Member whose sole or principal asset is its Interest in the Company, (a) any transfer, sale, resignation, pledge, hypothecation, encumbrance, assignment or other disposition of the direct ownership or Control of such Member (whether voluntarily, involuntarily, by operation of law or otherwise), and (b) any transfer, sale, resignation, pledge, hypothecation, encumbrance, assignment or other disposition of any ownership interest in any Person whose sole or principal assets are the ownership interests in such Member (whether directly or indirectly and whether voluntarily, involuntarily, by operation of law or otherwise).

“Transferee” means any Person who receives from any Member, via transfer, sale, resignation, pledge, hypothecation, encumbrance, assignment or other disposition, any portion of that Member’s Interest or the proceeds thereof (whether voluntarily, involuntarily, by operation of law or otherwise).

“Transfer Closing Period” has the meaning set forth in Section 9.2(c).

“Transfer Election Period” has the meaning set forth in Section 9.2(b).

“Transfer Marketing Period” has the meaning set forth in Section 9.2(c).

“Treasury Regulations” means the regulations promulgated under the Code in effect as of the Effective Date.

“Whitehall Employee Fund” shall mean Whitehall Street Global Employee Fund 2007, L.P., a Delaware limited partnership.

“Whitehall Group” means Finance Sub, Whitehall Parallel and Whitehall Street, together with any assignee or transferee of the foregoing that becomes a Substituted Member. “Member of the Whitehall Group” or “member of the Whitehall Group” means any one of the foregoing.

“Whitehall Group Transferor” has the meaning set forth in Section 9.2(a).

“Whitehall Parallel” has the meaning set forth in the first paragraph of this Agreement.

“Whitehall Permitted Transferee” means (a) any Sister Whitehall Funds or any other Affiliate of any member of the Whitehall Group, (b) only if any Whitehall Group member’s Interest in the Company is not the only asset of such member, any Person that is a successor or assignee of such member of the Whitehall Group resulting from any merger or sale of all or substantially all of the ownership interests in or assets of such member of the Whitehall Group (whether pursuant to a public offering, public markets transaction or private sale), consolidation, recapitalization or reorganization, (c) only if any Whitehall Group member’s Interest in the Company is not the only asset of such member, any Person that shall acquire all, or substantially all, of the assets of any member of the Whitehall Group or (d) subject to the limitations set forth in Section 9.4(b), any Institutional Lender to whom a security interest or pledge is granted pursuant to Section 9.4(b).

“Whitehall Street” has the meaning set forth in the Recitals.

1.2 Rules of Construction. This Agreement is not subject to the principle of construing its meaning against the party that drafted it, and each Member acknowledges that it was represented by its own counsel in connection with its negotiation and drafting. Wherever in this Agreement any Member is permitted or required to make a decision or determination or take an action in its “discretion” or its “judgment,” that means that such Member may take that decision in its “sole discretion” or “sole judgment.” Wherever in this Agreement a Member is empowered to take or make a decision, direction, consent, vote, determination, election, action or approval, such Member is entitled to consider, favor and further only such interests and factors as it desires, including its own interests, and has no duty or obligation to consider, favor or further any other interest of the Company, any Subsidiary or any other Member. Wherever in this Agreement a Member is to act in “its discretion,” “in good faith” or under another express standard, such Member may act under that express standard and is not, and will not be, subject to any other or different standard arising from this Agreement or any other agreement contemplated herein or by relevant provisions of law (including the Act) or in equity or otherwise. Nothing in this Agreement shall be construed to negate any duty of good faith that is implied by law.

1.3 Terms Generally. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article (or elsewhere herein) include both the plural and the singular;

(b) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(c) the words “including” and “include” and other words of similar import are deemed to be followed by the phrase “without limitation”; and

(d) the word “shall,” means “has a duty to.”

ARTICLE 2.

THE COMPANY AND ITS BUSINESS

2.1 Company Name. The Company’s business is conducted under the name of “W2007 WKH Holdings, LLC” in the State of Delaware and under that name or any assumed names that the Managing Members deems necessary or appropriate to comply with the requirements of any other jurisdiction where the Company may be required to qualify as a foreign limited liability company, and the Managing Members shall promptly notify the other Members of any such assumed names. Title to any property owned or leased by the Company must be held in the name of the Company or a Subsidiary.

2.2 Term. The term of the Company commenced on the Effective Date and will continue in full force and effect until terminated following dissolution as hereinafter provided. The Company’s existence as a separate legal entity will continue until the cancellation of the Certificate of Formation as provided in Section 18-203 of the Act.

2.3 Filing of Certificate and Amendments. On or before the Effective Date, the Certificate of Formation was filed with the Secretary of State of the State of Delaware and the Members agree that Elizabeth Burban was an authorized signatory for that purpose in accordance with Section 18-204 of the Act. The Members will do all acts necessary to constitute the Company as a limited liability company under the laws of Delaware and all acts necessary to qualify the Company as a foreign limited liability company under the laws of, or the right otherwise to do business in, any state in which the Managing Members determine it is necessary or desirable to have such qualification or right to do business.

2.4 Company’s Purposes.

(a) The Company is organized and formed for the sole purpose of, directly or indirectly, acquiring, financing, owning, managing, maintaining, dealing with, operating, improving, developing, permitting, promoting, leasing, refinancing, converting, marketing, and selling the Property. The Company may do all acts and things necessary, appropriate, incidental to or convenient to accomplish the purposes described herein, and has authority to (i) enter into, perform and carry out contracts of any kind, including licensing agreements, (ii) incur obligations and liabilities of any kind, (iii) borrow money and issue evidences of Indebtedness, whether secured or unsecured, and (iv) acquire, own, manage, improve, transfer and develop any real or personal property (or any interest therein).

(b) Neither the Company nor any Member is, or will be, by virtue of executing this Agreement, responsible or liable for any Indebtedness or obligation of any other Member incurred or arising either before or after the Effective Date, except that the Company only (and not any Member) has those responsibilities, liabilities, Indebtedness, and obligations that the Company expressly assumes as of the Effective Date or incurs after the Effective Date in accordance with the terms of this Agreement.

(c) The Members hereby enter into this Agreement to set forth certain rights and obligations of the Members, the procedures for managing and operating the Company and related matters. The Members intend and agree that this Agreement is for all purposes the “limited liability company agreement” of the Company as defined in the Act. Except to the extent stated in this Agreement, (a) the rights and obligations (i) of the Company and its Members and (ii) among the Members and (b) the management, operation, termination and dissolution of the Company shall be governed by the provisions of the Act in the absence of any other written agreements between the Members.

(d) Each member of the Whitehall Group and each of the following individuals acting on behalf of either member of the Whitehall Group, Roy Lapidus, David Gutstadt and Steven Angel is hereby designated as an “authorized person” within the meaning of the Act. Any one of such authorized persons is hereby authorized and shall execute, deliver and file any other certificates or documents (and any amendments and/or restatements thereof) on behalf of the Company. The Whitehall Group, from time to time, may designate other individuals and remove and/or replace individuals as “authorized persons.”

2.5 Principal Office; Mailing Address; Registered Agent. The principal office and mailing address of the Company shall be c/o Whitehall Street Real Estate Limited Partnership 2007, 85 Broad Street, New York, New York 10004, Attention: Chief Financial Officer. The Company may change its principal office and/or mailing address to any location as may at any time or from time to time be determined by the Managing Members. The Managing Member shall provide notice to the other Members of any such change in the Company’s principal office and/or mailing address. The Company will maintain a registered office at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name and address of the Company’s registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

2.6 Names and Addresses of the Members. The names and addresses of the Members and their counsel are set forth in Schedule 2.6. Members may change addresses by sending written notice of the new address to the other Members.

2.7 Representations and Covenants by the Members. Each Member represents, warrants, covenants, acknowledges and agrees that:

(a) It is a corporation, limited liability company or limited partnership, as applicable, duly organized or formed and validly existing in good standing under the laws of the state of its organization or formation; it has all requisite corporate, limited liability company or limited partnership power and authority to enter into this Agreement, to acquire and hold its Interest and to perform its obligations hereunder; and the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, limited liability company or limited partnership action; and it has obtained any consent, approval, authorization or order of any court or governmental agency or body required for its execution, delivery and performance of this Agreement.

(b) This Agreement and all agreements, instruments and documents herein provided to be executed or caused to be executed by it are duly authorized, executed and delivered by and are and will be binding and enforceable against it.

(c) Its execution, delivery, and performance of this Agreement and the performance of its obligations hereunder will not (i) conflict with, result in a breach of or constitute a default (or any event that, with notice or lapse of time, or both, would constitute a default) or result in the acceleration of any obligation under any of the terms, conditions or provisions of any other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets are subject, (ii) conflict with or violate any of the provisions of its Organizational Documents, or (iii) violate any statute or any order, rule or regulation of any court or governmental or regulatory agency, body or officials.

(d) There is no action, suit or proceeding pending or, to its knowledge, threatened against it in any court or by or before any other governmental agency or instrumentality that would prohibit its entry into or performance of, or that could have a material adverse effect on its ability to perform its obligations under this Agreement.

(e) It has been advised to and has engaged its own counsel (whether in-house or external) and any other advisers it deems necessary and appropriate. By reason of its business or financial experience, or by reason of the business or financial experience of its own attorneys, accountants and financial advisors (which advisors, attorneys and accountants are not Affiliates of the Company or any other Member) and who are not compensated, directly or indirectly, by the Company or any Member or any Affiliate thereof, it is capable of evaluating the risks and merits of an investment in the Interest and of protecting its own interests in connection with this investment. Nothing in this Agreement should or may be construed to allow any Member to rely upon the advice of counsel acting for another Member or to create an attorney-client relationship between a Member and counsel for another Member.

(f)(1) It acknowledges and agrees that Sullivan & Cromwell LLP serves as counsel to the Whitehall Group, and that Sullivan & Cromwell LLP does not serve as counsel to any other Member. Every Member of the Company that is not a member of the Whitehall Group acknowledges and agrees that it does not have an attorney-client relationship with Sullivan & Cromwell LLP, and that no such relationship will arise in the course of the Company’s existence or dissolution by any means. Every Member of the Company that is not a member of the Whitehall Group represents, warrants and covenants that, in the event of litigation or arbitration between any member of the Whitehall Group and any other Member of the Company, or between Property Manager and the Company or any Subsidiary, such Member (and the Company and such Subsidiary) will not seek the removal of Sullivan & Cromwell LLP as counsel to the Whitehall Group for any purported conflict of interest or attorney-client relationship allegedly existing between Sullivan & Cromwell LLP and such Member (or the Company and such Subsidiary).

(2) It acknowledges and agrees that Kirkland & Ellis LLP serves as counsel to Hyatt and as counsel to Property Manager, and that Kirkland & Ellis LLP does not serve as counsel to any other Member. Every Member of the Company other than Hyatt acknowledges and agrees that it does not have an attorney-client relationship with Kirkland & Ellis LLP, and that no such relationship will arise in the course of the Company’s existence or dissolution by any means. Every Member of the Company other than Hyatt represents, warrants and covenants that, in the event of litigation or arbitration between Hyatt and any other Member of the Company, or between Property Manager and the Company or any Subsidiary, such Member (and the Company and such Subsidiary) will not seek the removal of Kirkland & Ellis LLP as counsel to Hyatt or as counsel to Property Manager for any purported conflict of interest or attorney-client relationship allegedly existing between Kirkland & Ellis LLP and such Member (or the Company and such Subsidiary).

(3) It acknowledges and agrees that each of Sullivan & Cromwell LLP and Kirkland & Ellis LLP has served and may in the future serve as counsel to the Company (and its Subsidiaries) in respect of the preparation and negotiation of the Acquisition Agreement (and documents related thereto), the acquisition of the Hotel and related personal property as set forth in the Acquisition Agreement and the financing and refinancing of the Property. Each Member of the Company waives any conflicts arising out of such representation and agrees not to seek the removal of either Sullivan & Cromwell LLP or Kirkland & Ellis LLP from representing any other Member or its Affiliates or the Company and its Subsidiaries by reason of any purported conflict of interest or attorney-client relationship allegedly existing between Sullivan & Cromwell LLP or Kirkland & Ellis LLP (in their representation of the Company (and its Subsidiaries)) and such Members.

(g) It has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the purchase or sale of its Interest.

(h) It is acquiring the Interest for investment purposes for its own account only and not with a view to, or for sale in connection with, any distribution of all or any part of the Interest.

(i) It is financially able to bear the economic risk of its investment in its Interest, including the total loss thereof.

(j) No Person has at any time expressly or impliedly represented, guaranteed, or warranted to it that it may freely transfer its Interest, that a percentage of profit and/or amount or type of consideration will be realized as a result of its investment in its Interest, that past performance or experience on the part of the Members in the Company or their respective Affiliates in any way indicates the future results of the ownership of its Interest or of the overall Company business, that any cash distributions from Company operations or otherwise will be made by any specific date or will be made at all, or that any specific tax benefits will accrue as a result of an investment in the Company.

(k) It acknowledges that its Interest has not been registered under the Securities Act, or qualified under the blue sky laws of any state, in reliance, in part, on its representations, warranties, and agreements herein.

(l) It agrees that the Company is under no obligation to register or qualify the Interest under the Securities Act or under any state securities law, or to assist it in complying with any exemption from registration and qualification.

(m) It acknowledges that its investment in the Interest is speculative, involves a substantial risk of loss of its entire investment in the Company, that it understands and takes full cognizance of the risk factors related to purchase of the Interest, including that the Company is newly organized and has no financial or operating history, and that the other Members may (and will be permitted to) advance and seek to protect their own individual interests when making decisions or exercising rights relating to the Company and not necessarily the interests of the Company or another Member.

(n) It is familiar with the definition of “accredited investor” in Rule 501(a) of Regulation D and it represents that it is an “accredited investor” within the meaning of that Rule.

(o) It acknowledges that there are substantial restrictions on the transferability of its Interest pursuant to this Agreement, that there is no public market for its Interest and none is expected to develop, and that, accordingly, it may not be possible for it to liquidate its investment in the Company. Without limiting the other representations set forth herein, and without limiting Article 9 of this Agreement, it will not make a Transfer of all or any part of the Interest or any direct or indirect ownership interest in it that will result in the violation by it or the Company of the Securities Act, or any other applicable securities laws.

(p) It has consulted with its own attorneys, accountants and financial advisors regarding all legal, tax and financial matters concerning an investment in the Company and the tax consequences of participating in the Company. It acknowledges that the tax consequences of its investment in the Company will depend on its particular circumstances, and neither the Company, the Members nor the partners, shareholders, members, managers, fiduciaries, agents, officers, directors, employees, Affiliates or consultants of any of them will be responsible or liable for the legal, tax or financial consequences to it of an investment in the Company. It will look solely to, and rely upon, its own advisers with respect to the legal, tax and financial consequences of this investment.

(q)(i) each Person owning a ten percent (10%) or greater interest in such Member (A) is not currently identified on the List, and (B) is not a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States, and (ii) such Member has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. This Section 2.7(q) shall not apply to any Person to the extent that such Person’s interest in the Member is through either (A) a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person or (B) an “employee pension benefit plan” or “pension plan” as defined in Section 3(2) of ERISA.

(r) It shall comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect and shall promptly notify the other Members in writing if it becomes aware that any of the foregoing representations, warranties or covenants are no longer true or have been breached or if the Member has a reasonable basis to believe that they may no longer be true or have been breached.

ARTICLE 3.

MANAGEMENT OF COMPANY BUSINESS

3.1 Management and Control by Each Managing Member.

(a) Subject only to the limitations set forth in Section 3.7, each Managing Member shall have the full and exclusive right, power, authority and discretion, acting alone and without the consent of any other Member, to conduct the business and affairs of the Company and any Subsidiaries, and to do all things necessary to carry on the business of the Company and any Subsidiaries, and is hereby authorized to execute and deliver on behalf of the Company and any Subsidiaries any and all documents, contracts, certificates, agreements and instruments, and to take any action of any kind and to do anything and everything each Managing Member deems necessary, desirable or appropriate, including delegating such authority to officers and other Persons, in accordance with the provisions of this Agreement and applicable law. Without limiting the foregoing, each Managing Member shall have the sole and exclusive right, power and authority to make all decisions (affirmative or negative) and to take any actions on behalf of the Company or any Subsidiary or to revoke any such decisions or actions, and to take any and all other actions, and to make any and all other decisions in respect of the Company and any of its Subsidiaries as determined by the Managing Members in their sole discretion, including but not limited to all of the following actions:

(i) sell, or contract to sell, the Property, the Company and/or any Subsidiary or Affiliate, either directly or indirectly, without Hyatt approval unless the approval of Hyatt shall be required pursuant to Section 3.6 hereof;

(ii) incur, and cause the Company and/or any Subsidiary or Affiliate to incur, Indebtedness, either on behalf of the Company, or any entity in which the Company has an interest and, in its discretion, secure any and all of such Indebtedness with some or all of the Company Assets; provided that any such Indebtedness incurred by the Company and/or any Subsidiary or Affiliate shall be limited to the assets of the Company and its Subsidiaries and shall be non-recourse to Hyatt (other than pursuant to any Recourse Carveout Guaranty executed by a Member) and provided further that Managing Member shall cause Mortgage Borrower to fully cooperate with the Acquisition Mortgage Lender pursuant to the terms of the documents governing the Acquisition Mortgage Loan to obtain ground lessor consent to record a first mortgage lien on the Property in conjunction with “rent reset” negotiations currently underway with two ground lessors and to seek similar consent under the ground lease for which the “rent reset” negotiations have been settled, with such cooperation to include commencing litigation, if necessary, to enforce the landlord’s obligation to be reasonable in providing its consent to such mortgage;

(iii) open, maintain, and close bank and brokerage accounts and draw checks or other orders for the payment of moneys;

(iv) manage the Company and its Subsidiaries, including, but not limited to, the exercise of any and all voting and other rights of ownership with respect to the Company Assets and any other investments actually made by the Company and/or any Subsidiary;

(v) deal with the Property Manager (and any other counterparty to a Management Agreement) on behalf of the Company and/or any Subsidiary in connection with the Property Management Agreement or any Management Agreement, to give any consent, approval, notice, election or direction required of or permitted by the Company as “Owner” thereunder, to confirm calculations on behalf of the “Owner” as to the fees payable in accordance with the terms of such agreements, to exercise any termination provisions contained therein on behalf of “Owner”, and to make any amendment to such agreements in accordance with the terms of such agreement on behalf of “Owner”;

(vi) do any and all acts on behalf of the Company and/or any Subsidiary, and exercise all rights of the Company or Subsidiary (including, exercise of (i) any voting rights and other rights of the Company or Subsidiary as a securityholder, member, partner or a party to a shareholder, credit or similar agreement and (ii) rights to make or not make an election under Section 754 of the Code permitting the adjustment in basis of Company Assets upon the occurrence of certain events) with respect to its ownership in the Property;

(vii) employ and dismiss from employment any and all financial advisers, underwriters, investment bankers, attorneys, accountants, consultants, appraisers, asset managers or custodians of the Company Assets or other agents, on such terms and for such compensation as the Managing Members may determine;

(viii) enter into, execute, supplement, acknowledge and deliver any and all contracts, agreements, guaranties, indemnities or other instruments as the Managing Members shall determine to be appropriate in furtherance of the purposes of the Company and/or any Subsidiary from the Company Assets; provided, however, that the Managing Members shall not have the authority to bind personally any of the other Members (as distinguished from the Company or any Subsidiary) in connection with the rights set forth in this Section 3.1(a)(8);

(ix) admit an assignee of all or any portion of a Member’s Interest to be a Substituted Member in the Company and/or any Subsidiary pursuant to and subject to the terms of Section 9.7;

(x) incur all expenditures (including Required Expenditures) permitted by this Agreement and, to the extent that funds of the Company are available or callable, pay, and establish reserves in respect of, all expenses, debts and obligations of the Company;

(xi) bring and defend actions and proceedings at law or equity and before any governmental, administrative or other regulatory agency, body or commission;

(xii) determine the accounting methods and conventions to be used in the preparation of any accounting or financial records of the Company; and

(xiii) take all actions necessary or desirable in furtherance of, in connection with, or incidental to, any of the foregoing.

(b) Neither Managing Member will be liable for acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(c) Each Managing Member may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon their opinion as to matters within their professional or expert competence will be conclusively presumed to have been done or omitted in good faith and not to constitute negligence or willful misconduct.

(d) Persons dealing with the Company and/or any Subsidiary may rely conclusively upon the right, power, authority and direction of each Managing Member (or any officer or other Person to whom such Managing Member may delegate authority) as herein set forth.

(e) Wherever in this Agreement any member of the Whitehall Group, as a Managing Member, makes a consent or acts to make a decision on behalf of the Company and/or any Subsidiary, such consent or decision of such member of the Whitehall Group may be relied upon by Hyatt as a consent or decision of all of the Managing Members and shall be binding on the Whitehall Group.

(f) Except as otherwise expressly and specifically provided in this Agreement, no Member (other than the Managing Members) has any authority to bind, to act for, to execute any document or instrument on behalf of or to assume any obligation or responsibility on behalf of the Company, any Subsidiary, or any other Member.

(g) Each Member agrees that, upon receipt of notice of any default under any agreement evidencing or relating to Indebtedness of the Company and/or any Subsidiary, such Member shall give notice to the other Members of such default.

(h) Each Managing Member may request that Archon make payments for debt service of any Indebtedness of the Company and/or any Subsidiary, real estate and property taxes and insurance premiums, or any one or more of the foregoing in respect of the Property.

(i) If the Whitehall Group provides a Guaranty (other than a Recourse Carveout Guaranty) of any portion of a loan provided to the Company or a Subsidiary and the effect of providing such Guaranty is to cause such loan to be characterized as Member-Funded Debt, the Whitehall Group shall, at least ten (10) days prior to the closing of such loan, give Hyatt notice thereof. Hyatt shall have the right, by delivering notice to the Whitehall Group no later than five (5) days after receipt of the notice from the Whitehall Group, to elect to enter into such Guaranty as well on the same terms and conditions; provided, however, that (i) if Hyatt does not elect to participate within such five (5) day period, the Whitehall Group shall have the right, power and authority to deliver such Guaranty without any further consent or approval of Hyatt and (ii) if Hyatt desires to enter into such Guaranty, (A) it shall do so promptly so as not to delay the closing of the loan and its failure to do so shall not preclude the Whitehall Group from proceeding to close the loan and providing the Guaranty, (B) such Guaranty shall be several, and not joint and several with respect to any Guaranty provided by the Whitehall Group, and (C) Hyatt’s liability under such Guaranty shall be limited to Hyatt’s Percentage Interest of the Indebtedness guaranteed by such Guaranty.

(j) If all of the following conditions have occurred: (1) Whitehall Group’s aggregate Percentage Interest is reduced to a percentage that is less than fifty percent (50%), (2) Hyatt’s aggregate Percentage Interest is increased to a percentage that is greater than fifty percent (50%) and (3) Hyatt is not in breach of its representations or obligations pursuant to this Agreement, then Hyatt, at its option, may elect to become the sole Managing Member, shall become the “tax matters partner” as provided in Section 4.6 and all references in Section 3.6 to Hyatt shall be deemed to refer to the Whitehall Group instead, and, upon such election, all matters hereunder that would, prior to such election, have required Hyatt’s consent shall instead required the consent of the Whitehall Group. If Whitehall Group’s aggregate Percentage Interest is reduced to a percentage that is equal to fifty percent (50%) and Hyatt’s aggregate Percentage Interest is increased to a percentage that is equal to fifty percent (50%), then all decisions taken hereunder shall require the unanimous approval of both of the Whitehall Group and Hyatt.

3.2 Rights and Responsibilities of Hyatt and Limitations on its Authority. Hyatt shall not (and shall not have any right, power or authority to), without the prior approval of the Managing Members, bind or take any action on behalf of or in the name of the Company or any Subsidiary, or enter into any commitment or obligation binding upon the Company or any Subsidiary, except for actions expressly authorized under this Agreement, the Property Management Agreement or actions authorized by the Managing Members or the Members in the manner set forth herein. No provision of this Agreement shall be deemed to alter, limit, waive or otherwise modify any of Hyatt’s or any Affiliate of Hyatt’s rights and obligations under the Property Management Agreement.

3.3 Subsidiaries. The Managing Members, on behalf of the Company, may form at any time one or more Subsidiaries to hold title to all or any portion of the Property. The Managing Members shall notify the other Members of the formation of any additional Subsidiaries of the Company. Any and all references herein to the Company or any Managing Member or Member causing or directing any action on behalf of a Subsidiary shall be deemed to refer to the Company causing (or such Managing Member or Member causing the Company to cause), in its capacity as the sole member of such Subsidiary, such action to be taken for and on behalf of such Subsidiary subject to the terms of this Agreement. Notwithstanding anything contained herein to the contrary, any action to be taken or made by or on behalf of a Subsidiary will require the approval of the Managing Members (including the formation of such Subsidiary). It is expressly understood that the Company may conduct its business directly or indirectly through one or more Subsidiaries; it being the intent of the Members that the Organizational Documents relating to any Subsidiary shall be interpreted together with the provisions of this Agreement to have substantially the same effect as would be the case if all the interests therein were held or all such business were conducted by the Company pursuant to the terms of this Agreement (including the provisions herein regarding the management and governance of the Company). Any action to be taken by any such Subsidiary shall be construed as an action taken by the Company and shall be subject to the same rights and limitations granted and imposed on the Members under this Agreement.

3.4 Acts of the Company and the Members.

(a) Whenever in this Agreement or elsewhere it is provided that consent is required of, a demand is to be made by, or acts are to be performed by or at the direction of, Hyatt, all such consents, demands and acts are to be made, given or performed upon the consent of any of the Persons listed on Schedule 3.4 attached hereto under the heading “Representatives of Hyatt”, each of whom are vested with the authority of Hyatt, unless the other Members receive a notice from Hyatt designating one or more replacement representatives.

(b) Whenever in this Agreement or elsewhere it is provided that consent is required of, a demand will be made by, or acts will be performed at the direction of, the Managing Members, all such consents, demands and acts are to be made, given or performed upon the consent of any of the Persons listed on Schedule 3.4 attached hereto under the heading “Representatives of the Managing Members”, each of whom with the authority of the Managing Member, unless the other Members receive a notice from the Managing Members designating one or more replacement representatives.

3.5 Documents. By way of clarification and without altering the terms of this Agreement including this Article 3, each Managing Member has (or had) the full right, power and authority, acting alone and without the consent of any other Member, to execute and deliver the Acquisition Agreement, the Management Agreements, the Property Management Agreement, the Purchase Documents and any loan documents in respect of the Property on behalf of the Company and any Subsidiary and to take any and all other actions at the closing of the Company’s and/or any Subsidiary’s purchase and/or financing of the Property as may be necessary to complete such purchase or to give further effect to any of the foregoing documents.

3.6 Sale of the Property. Notwithstanding anything to the contrary contained herein, (x) the Whitehall Group may, and shall have the full right, power and authority to, at any time (including during the Lockout Period), in its discretion and without Hyatt’s consent or approval, elect to Transfer (i) King’s Village to an independent third party which is not an Affiliate of any Member and/or (ii) the Property to a lender pursuant to any deed-in-lieu of foreclosure (provided that Hyatt’s consent, if required by Section 3.7(e), is first obtained for such a Transfer to a lender), without compliance with this Section 3.6, (y) prior to the expiration of the Lockout Period, the Whitehall Group shall not cause the sale of the Property (or any components thereof whether directly or indirectly through the sale of any Subsidiaries) without the prior written consent of Hyatt, except as permitted by clause (x) of this sentence with respect to King’s Village or a deed-in-lieu of foreclosure, and (z) at any time after the expiration of the Lockout Period, the Whitehall Group shall have the right, power and authority to commence the marketing, and cause the sale, of all (but not less than all) of the Property (which sale may, at the Whitehall Group’s election, be structured as a sale of the ownership interests in a Subsidiary) subject only to a right of first offer in favor of Hyatt pursuant to the following provisions:

(a) The Whitehall Group shall give written notice (the “Proposed Property Sale Notice”) to Hyatt setting forth the proposed purchase price (the “Proposed Property Purchase Price”) of the proposed sale.

(b) Hyatt shall have thirty (30) days (the “Property Sale Election Period”) after the delivery by the Whitehall Group to Hyatt of the Proposed Sale Notice to elect to purchase the Property (or the ownership interests in a Subsidiary being sold) (such election to be made, if at all, by giving written notice thereof (the “Hyatt Property Purchase Notice”) to the Whitehall Group within the Property Sale Election Period).

(c) If Hyatt fails to timely deliver the Hyatt Property Purchase Notice together with the Property Purchase Notice Deposit, then, Hyatt shall have no further right to purchase the Property (or the ownership interests in a Subsidiary being sold), except as may be expressly provided for below in this Section 3.6(c), and the Whitehall Group shall have the right, power and authority to cause the Company and/or its Subsidiaries to enter into an agreement to sell, and to sell, the Property (or the ownership interests in a Subsidiary being sold) to a third party which is not an Affiliate of any Member (“Third Party Property Purchaser”) at any time or times during the Property Marketing Period as long as the Third Party Property Purchaser pays a gross cash purchase price (the “Third Party Property Purchase Price”) that, before deducting or netting any anticipated or actual Transaction Costs (but taking into account any Excluded Transaction Costs) borne by the Company or its Subsidiaries, is not less than 98% of the Proposed Property Purchase Price. The Whitehall Group shall contemporaneously provide Hyatt notice of any purchase agreement entered into by the Company or its Subsidiaries to sell the Property (or the ownership interests in a Subsidiary being sold) and shall provide Hyatt a copy of such purchase agreement. If during the Property Marketing Period, the Whitehall Group receives an offer for less than 98% of the Proposed Property Purchase Price, then the Whitehall Group, if it wishes to accept such offer, shall so notify Hyatt and provide Hyatt with all other written offers received by the Whitehall Group during the Property Marketing Period. Within ten (10) Business Days after receiving such notice (and, if such notice is given within ten (10) Business Days prior to the expiration of the Property Marketing Period, the Property Marketing Period shall be extended day-by-day to give effect to the ten (10) Business Day notice period of this sentence), Hyatt shall have the right to deliver to the Whitehall Group a Hyatt Property Purchase Notice accepting the price set forth in the third party offer. If an agreement is executed during the Property Marketing Period but the closing under such agreement does not occur within forty-five (45) days after the end of the Property Marketing Period (the “Property Closing Period”),

the provisions of this Section 3.6 will apply as to any sale of the Property (or the ownership interests in a Subsidiary being sold) occurring after such forty-five (45) day period. Hyatt shall not have the right to approve, object or interfere with any sale under, and conforming to, this Section 3.6 irrespective of the terms of the sale (the Whitehall Group being fully authorized and empowered to execute and deliver all necessary documents, agreements and instruments on behalf of the Company and any of its Subsidiaries and to make representations and warranties on the Company’s and any of its Subsidiaries’ behalf, provided that Hyatt (as distinguished from the Company and its Subsidiaries) will not be personally liable for any such representations and warranties). In connection with the sale of the Property (or the ownership interests in a Subsidiary being sold), Hyatt agrees, in its capacity as a Member, to cooperate fully and in good faith with the Whitehall Group and any potential purchaser and to deliver any materials reasonably requested by the potential purchaser (all of which shall be provided, to the extent reasonably available, within three (3) Business Days of request (or earlier if such earlier time period is reasonable)) and to use their reasonable best efforts to cause the sale of the Property (or the ownership interests in a Subsidiary being sold). “Property Marketing Period” means a one hundred eighty (180) day period; it being agreed and understood that the Whitehall Group shall have the right to end the Property Marketing Period at any time prior to the end of such 180-day period upon notice to Hyatt, which period shall commence on the earlier of (A) the first day after the Property Sale Election Period expires and (B) the date on which Hyatt notifies the Whitehall Group that Hyatt will not be purchasing the Property (or the ownership interests in a Subsidiary being sold); provided; however, if Whitehall Group shall end the Property Marketing Period prior to the expiration of such 180-day period but issues another Proposed Property Sale Notice during such 180-day period (and Hyatt elects not to purchase the Property with respect thereto), then the 98% threshold set forth above shall be increased to 100% for the remainder of such 180-day period. “Transaction Costs” means those costs incurred in connection with any sale of the Property (or the ownership interests in a Subsidiary being sold) that are (i) in the nature of customary closing prorations and customary transaction costs, including legal fees, transfer taxes, debt repayment costs or any brokerage commissions that would actually be payable to any third-party broker, or (ii) other costs that would not be customarily borne by a seller of real property in Hawaii provided that the costs in this clause (ii) do not exceed Five Million Dollars ($5,000,000) in the aggregate; provided, however, “Transaction Costs” shall not include (and there shall be deducted from the aggregate gross consideration offered by a Third Party Property Purchaser for the purpose of determining whether such offer is less than 98% of the Proposed Property Purchase Price) the amount of (A) any transfer taxes or debt repayment costs that will be payable by the Company and its Subsidiaries in connection with a sale to such Third Party Property Purchaser to the extent such transfer taxes and debt repayment costs would demonstrably and unequivocally (based on the then applicable law and terms of loan documents to which the Company and its Subsidiaries are a party and without taking into account any possible waiver or consent that might be obtainable from a lender) not be payable if the Property (or the ownership interests in a Subsidiary being sold) were instead sold to Hyatt for the aggregate gross consideration offered by the

Third Party Property Purchaser, and (B) any other costs and expenses borne by the Company or its Subsidiaries that do not otherwise qualify as “Transaction Costs” (the items borne by the Company or its Subsidiaries set forth in clauses (A) and (B) are referred to as the “Excluded Transaction Costs”).

(d) If Hyatt elects to purchase the Property (or the ownership interests in a Subsidiary being sold) within the Property Sale Election Period, then such exercise shall be deemed to create a contract between Hyatt, on one hand, and the Company or any Subsidiary of the Company that owns the Property (or the ownership interests in a Subsidiary being sold) on the other hand, pursuant to which Hyatt irrevocably agrees to acquire the Property (or the ownership interests in a Subsidiary being sold) for the Proposed Property Purchase Price (subject to customary closing prorations and customary allocations of transaction costs) and the closing date for such sale shall be twenty (20) Business Days after the making of such election, and the provisions of Section 3.6(e) shall apply.

(e) Simultaneously with the delivery of the Hyatt Property Purchase Notice (and as a condition to the effectiveness of such Hyatt Property Purchase Notice), Hyatt shall deliver to a third party escrow agent reasonably approved by a Managing Member (the “Escrow Agent”) a deposit by wire transfer of immediately available federal funds in an amount equal to Twenty Million Dollars ($20,000,000.00) (together with interest accrued thereon, the “Property Purchase Notice Deposit”). If Hyatt fails to deliver the Property Purchase Notice Deposit within the time frame and in the manner described above, then Hyatt shall be deemed to have failed to exercise the Purchase Option and the Whitehall Group may proceed in accordance with Section 3.6(c) above. If Hyatt delivers the Property Purchase Notice Deposit within the time frame and in the manner described above, then Hyatt shall be deemed to become a co-Managing Member of the Company (along with the Whitehall Group) until the closing on Hyatt’s purchase of the Property (or the ownership interests in a Subsidiary being sold) as provided herein, with all decisions or actions by the Managing Members on behalf of the Company and its Subsidiaries requiring the consent of Hyatt; provided, however, nothing in this sentence will require the consent of Hyatt to any action necessary to complete the sale pursuant to this Section 3.6; provided further, that Hyatt shall cease to be a co-Managing Member (and Hyatt’s consent shall no longer be required pursuant to this sentence) in the event of a failure by Hyatt to consummate the purchase of the Property (or the ownership interests in a Subsidiary being sold) on the relevant closing date in accordance with this Section 3.6. The Property Purchase Notice Deposit shall be non-refundable to Hyatt in the event of a failure by Hyatt to consummate the purchase of the Property (or the ownership interests in a Subsidiary being sold) on the relevant closing date (other than solely by reason of a default by the Whitehall Group or the failure of the representations listed below to be true in all material respects), in which case the Whitehall Group may terminate (or cause the termination of) the contract created by the Proposed Sale Notice and the Hyatt Property Purchase Notice and the Whitehall Group may (A) retain the Property Purchase Notice Deposit as liquidated damages for the benefit and account of the Whitehall Group only and (B) the Whitehall Group shall be free to sell at any time the Property (or the ownership interests in a Subsidiary being sold) to any Person and on any terms as the Whitehall Group may determine in its sole discretion, without any consent or approval of any other Member and without having to comply with any of the terms of this Section 3.6. The parties agree that damages to the Whitehall Group will be difficult and impracticable to ascertain in connection with a default by Hyatt under this Section 3.6 and the retention of the Property Purchase Notice Deposit by the Whitehall Group is a reasonable estimate of such damages from such default and shall not be considered a penalty. If the sale of the Property (or the ownership interests in a Subsidiary being sold) fails to occur on the relevant closing date solely by reason of a default by the Whitehall Group (other than as a result of any default by Hyatt), then, at the election of Hyatt, (x) the contract created by the Proposed Sale Notice shall be terminated and the Property Purchase Notice Deposit shall be refunded to Hyatt; or (y) Hyatt may seek specific performance of such contract, but Hyatt shall have no other rights or remedies by reason of such breach. If the closing of the sale of the Property (or the ownership interests in a Subsidiary being sold) to Hyatt occurs, then the Property Purchase Notice Deposit shall be applied towards the Purchase Price at closing. The Whitehall Group shall, and shall cause the Company to, execute such instruments of transfer as are customarily executed and reasonably requested to evidence and consummate the transfer of the Property (or the ownership interests in a Subsidiary being sold) to Hyatt; provided, however, that such documents shall indicate that the sale of the Property is on an “As-Is,” “Where Is,” “With-All-Faults” basis with no representations, warranties or indemnities whatsoever, other than representations to the effect that each of the relevant selling entities is duly organized and existing, that it is authorized and empowered to effect the sale, that it has duly executed and delivered all closing documents to which it is a party, that the execution, delivery and performance of such documents does not violate any applicable law or material agreement to which it is a party or by which it or the Company Assets are bound, and, in the case of a sale of interests in the Company, a representation that such interests being transferred are owned by the Whitehall Group and free from any liens and encumbrances.

(f) Notwithstanding anything to the contrary, the Whitehall Group shall, subject to and in accordance with this Section 3.6, have full right, power and authority (acting alone and without the consent of any other Member) to execute, deliver and perform, for and in the name of the Company and/or any Subsidiary, any and all documents, agreements and instruments, and to take any other actions as may be required or desirable for the purpose of transferring the Property (or the ownership interests in a Subsidiary being sold) to a Third Party Property Purchaser or Hyatt, as the case may be.

(g) Except as otherwise expressly provided herein, each party shall bear its own legal fees and expenses in connection with a sale under this Section 3.6, and the Whitehall Group and Hyatt (in the case of a sale pursuant to Section 3.6(d)) shall each indemnify the other against claims for brokers’ fees and commissions. Unless otherwise provided in the offer from a Third Party Property Purchaser, the Company shall bear any debt repayment or assumption fees and the Company shall bear any transfer taxes and other closing costs as well as all costs of marketing the Property (or the ownership interests in a Subsidiary being sold) and any legal fees incurred as seller. If (i) there would be substantial transfer tax savings achieved by structuring a sale to Hyatt pursuant to this Section 3.6 as a sale of the Whitehall Group’s Interests in the Company instead of the Property, or (ii) Hyatt otherwise elects to purchase the Whitehall Group’s Interests in the Company instead of the Property, then, at the option of the Whitehall Group or Hyatt, the Whitehall Group or Hyatt may elect to have the Whitehall Group’s Interests, if applicable, transferred to Hyatt, in which case all of the provisions of this Section 3.6 shall apply mutatis mutandis, with such changes as are appropriate to reflect the fact that Interests rather than the Property are being sold; provided, however, that if the Whitehall Group elects to structure the sale to Hyatt as a sale of the Whitehall Group’s Interests, then the Whitehall Group shall also provide representations to Hyatt as to (x) ownership of their respective Interests free and clear of any liens and (y) the absence of any liabilities or obligations of the Company other than as disclosed in the Company’s financial statements or other reports made available to Hyatt before the date it posted the Property Purchase Notice Deposit. If there are any such transfer tax savings achieved by a sale of the Whitehall Group’s Interests, the purchase price paid by Hyatt pursuant to such sale shall be reduced by an amount equal to Hyatt’s then Percentage Interest multiplied by such savings.

3.7 Decisions Requiring Approval of Hyatt. Notwithstanding any provisions in this Agreement to the contrary other than Section 3.6, no act shall be taken by the Company or any Subsidiary or by the Managing Members with respect to the following decisions, unless and until Hyatt’s prior written consent shall have been delivered to the Managing Members:

(a) instituting proceedings to adjudicate the Company or any Subsidiary bankrupt, or consent to the filing of a bankruptcy proceeding against the Company or any Subsidiary or file a petition or answer or consent seeking reorganization of the Company or any Subsidiary under the Bankruptcy Code or any other similar applicable federal or state law, or consent to the filing of any such petition against the Company or any Subsidiary, or consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Company or any Subsidiary or of its property, or make an assignment for the benefit of creditors of the Company or any Subsidiary, or admit the Company’s or any Subsidiary’s inability to pay its debts generally as they become due;

(b) merging or consolidating the Company or any Subsidiary with or into another Person other than with respect to the restructuring done in conjunction with the Property Closing which will result in the organizational structure for the Company and its Subsidiary shown on Schedule 3.7(b);

(c)(i) approving the terms and conditions of any direct or indirect sale or transfer of any components of the Property, and (ii) except in accordance with Section 3.6, approving the terms and conditions of any direct or indirect sale or transfer of all of the Property; provided, however, that the Managing Members may, in their discretion, sell King’s Village, without Hyatt’s consent or approval, to an independent third party which is not an Affiliate of any Member;

(d) entering, or causing the Company or any Subsidiary to enter, into any agreement with the Whitehall Group (or any member thereof) or any Affiliate of the Whitehall Group (or any member thereof) other than a Replacement Loan pursuant to and in accordance with Section 6.10;

(e) providing any deed-in-lieu of foreclosure to any holder of Indebtedness, unless such Indebtedness has been accelerated by such holder;

(f) terminating the Property Management Agreement except in accordance with its express terms; and

(g) funding amounts for costs or expenses relating to any future renovations of the Property that exceed Five Million Dollars ($5,000,000).

In the event of any need for consent of Hyatt to any of the decisions in this Section 3.7, either Managing Member shall make such request of Hyatt in writing and shall provide Hyatt with all information reasonably necessary to make an informed decision. Hyatt shall be entitled to grant or withhold its consent to any of the decisions in this Section 3.7 in its sole and absolute discretion. A Managing Member shall use its commercially reasonable efforts to keep Hyatt informed of the status of any matter regarding which such Managing Member intends to request Hyatt’s consent under this Section 3.7. For the avoidance of doubt, and notwithstanding anything to the contrary herein, (i) any sale permitted pursuant to the terms of Section 3.6 shall not constitute a decision requiring Hyatt consent and the Whitehall Group shall be fully authorized to act on behalf of the Company in carrying out such a sale in accordance with Section 3.6 and (ii) the Whitehall Group shall be authorized to transfer the Property to another Subsidiary of the Company to facilitate any financing not prohibited under this Agreement.

ARTICLE 4.

CERTAIN RIGHTS AND DUTIES OF MEMBERS

4.1 Other Activities of the Members.

(a) Subject to Section 4.1(c), each Member may engage or invest in any other activity or venture, whether or not competitive with the Company and/or any Subsidiary, or possess any interest therein independently or with others. None of the Members, the Company, any Subsidiary or any other Person employed by, related to or in any way affiliated with any Member, the Company or any Subsidiary shall have any duty or obligation to disclose or offer to the Company, any Subsidiary or any Member, or obtain for the benefit of the Company, any Subsidiary or the Members, any other activity or venture or interest therein including any development property. None of the Company, any Subsidiary, any Member, the creditors of the Company or any Subsidiary or any other Person having any interest in the Company or any Subsidiary shall have (A) any claim, right or cause of action against any Member or any other Person employed by, related to or in any way affiliated with, any Member by reason of any direct or indirect investment or other participation, whether active or passive, in any such activity or venture or interest therein, or (B) any right to any such activity or venture or interest therein or the income or profits derived therefrom.

(b) The fact that a Member, an Affiliate of a Member, or any officer, director, employee, member, partner, shareholder, subsidiary, parent company, consultant or agent of such Member or such Affiliate, is directly or indirectly interested in or connected with any Person employed by the Company or any Subsidiary to render or perform a service, or from or to whom the Company or any Subsidiary may buy or sell any property or have other business dealings, does not prohibit, limit or restrict the right of the Managing Members to cause the Company and/or any Subsidiary to employ, hire, engage or otherwise retain that Person at competitive rates of compensation, and neither the Company or any Subsidiary nor any of the other Members has any right in or to any income or profits derived therefrom.

(c) From the Effective Date until the termination of this Agreement, if any Member or its Affiliate (the “Offeror Member”) has an opportunity to acquire, directly or indirectly, (i) all or any portion of the land ground leased to the Company and/or any Subsidiary or (ii) any sublandlord’s interest under the subleases for the real property (in each case, a “Prospective Acquisition”), then:

(i) The Offeror Member shall (or shall cause its Affiliates to) offer to the other Members of the Company (the “Offeree Members”) by providing notice of the Prospective Acquisition (the “Prospective Acquisition Notice”), setting forth the terms and conditions and the actual purchase price of such Prospective Acquisition. The Offeree Member shall have thirty (30) days after the receipt of the Prospective Acquisition Notice (the “Approval Period”) to approve the Prospective Acquisition on the terms and conditions and for the actual purchase price set forth in the Prospective Acquisition Notice. Upon approval, the Company or any Subsidiary shall have the exclusive right to acquire such Prospective Acquisition and the Members shall cooperate fully and in good faith in connection with the purchase of the Prospective Acquisition. The actual purchase price shall be paid by the Members of the Company or its Subsidiary, as applicable, pro rata in proportion to each Member’s Percentage Interest.

(ii) If the Offeree Members fail to timely approve the Prospective Acquisition within the Approval Period, the Offeree Member shall have no further right to participate in the Prospective Acquisition, and the Offeror Member shall have the right to acquire independently or with others the Prospective Acquisition; provided, however, that if the Offeror Member does not complete such Prospective Acquisition within thirty (30) days following the Approval Period, then the Offeree Member shall have the right to participate in any Prospective Acquisitions of the Members.

4.2 Indemnification.

(a) Except as otherwise expressly set forth in this Agreement, no Member shall be liable, responsible or accountable in damages to the Company or any Subsidiary, any third party or to any other Member for (i) any act performed within the scope of the authority conferred on the Member by this Agreement except for the gross negligence, fraud or willful misconduct of the Member in carrying out its obligations hereunder, (ii) the Member’s failure or refusal to perform any act, except those required by the terms of this Agreement, (iii) the Member’s performance of, or failure to perform, any act on the reasonable reliance on advice of legal counsel to the Company or any Subsidiary or (iv) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Company or any Subsidiary.

(b) In any threatened, pending or completed action, suit or proceeding brought by an unaffiliated third party, the Company shall indemnify and defend each Member against all damages, penalties, costs, and expenses of any kind or nature whatsoever (including reasonable attorneys’ fees, costs of investigation, fines, judgments and amounts paid in settlement, actually incurred by the Member in connection with the action, suit or proceeding) by virtue of its status as Member or in any of its capacities provided for hereunder with respect to the Member’s good faith act or failure to act, other than liabilities and losses resulting from the Member’s gross negligence, fraud or willful misconduct, or for the Member’s acts that are in contravention of an express term of this Agreement.

(c) The indemnification provided by this Section 4.2 is recoverable only out of the assets of the Company, and no Member has any personal liability, or obligation to contribute capital to the Company, on account thereof.

4.3 Compensation of Members and their Affiliates; Goldman, Sachs & Co. as Exclusive Financial Advisor.

(a) Neither any Member nor any Affiliate of any Member is entitled to compensation from the Company or any Subsidiary in connection with any matter that may be undertaken in connection with the fulfillment of its duties and responsibilities hereunder, except as provided in this Section 4.3 and Section 4.8.

(b) On or before the Property Closing Date, the Managing Member (on behalf of the Company or one of its Subsidiaries) will enter into the Property Management Agreement with the Property Manager.

(c) All costs of the Archon Representative charged by Archon to the Managing Members for owner’s representative services or other similar services, will be an expense of the Company. Such costs shall reflect only the actual costs incurred by Archon for the Archon Representative and will not include any profit or mark-up or any allocation of overhead.

4.4 Use of Company Property. No Member may make use of the funds or property of the Company or any Subsidiary, or assign any rights it may have to specific Company Assets, other than for the business or benefit of the Company or such Subsidiary, subject, in all instances, to the terms of this Agreement (including Article 9).

4.5 Title to Company Assets. Title to the Company Assets will be held by the Company and/or by any Subsidiary as a separate entity, and no Member, individually or collectively, will have any ownership interest in the Company Assets or any portion thereof. If, for any reason, legal title to a Company Asset is held in the name of a Member or an Affiliate of a Member or in the name of the Property Manager, such Person will hold the Company Asset solely for the use and benefit of the Company in accordance with this Agreement. All Company Assets must be recorded as the property of the Company or any Subsidiary on its books and records, irrespective of the name in which legal title to those Company Assets is held.

4.6 Designation of Tax Matters Member. Finance Sub is the “tax matters partner” of the Company and any Subsidiary, as provided in the regulations promulgated under Section 6231 of the Code (the “Tax Matters Member”). Each Member shall execute, certify, acknowledge, deliver, swear to, file and record all documents necessary or appropriate to evidence its approval of this designation. Each Member reserves all rights under applicable law, including the right to retain independent counsel of its choice at its expense (which counsel will be entitled to prior review of submissions by the Company in respect of any dispute with relevant taxing authorities). The Company shall indemnify the Tax Matters Member for, and hold it harmless against, any claims made against it in its capacity as Tax Matters Member in accordance with Section 4.2. Nothing in this Section 4.6 limits the ability of any Member to take any action in its individual capacity relating to the Company that is left to the determination of an individual Member under Sections 6222 to 6231 of the Code or any similar provision of state or local law. All actual out-of-pocket expenses incurred by the Tax Matters Member shall be borne by the Company. Such expenses shall include fees of attorneys and other tax professionals, accountants, appraisers and experts, filing fees and reasonable out-of -pocket costs and expenses, but will not include any profit or mark-up or any allocation of overhead. Any decisions made by the Tax Matters Member, including whether or not to settle or contest any tax matter, whether or not to extend the period of limitations for the assessment or collection of any tax and the choice of forum for such contest shall be made in the Tax Matters Member’s sole and absolute discretion.

4.7 Intentionally Omitted.

4.8 Financing Fees. The Company will retain Goldman, Sachs & Co., and any Affiliate(s) that Goldman, Sachs & Co. designates (collectively, “GS”) to provide all financial advisory, investment banking, environmental consulting or similar services to the Company and any Subsidiary, in connection with any refinancing for the Property or the Company or its Subsidiaries other than the Acquisition Financing, unless GS declines the engagement. If GS accepts the engagement, GS is entitled to receive from the Company its customary fees and commissions for its services and its customary indemnification. If GS procures any refinancing for the Property or the Company or its Subsidiaries other than the Acquisition Financing and other than any Replacement Loan, then, in each instance, GS and Hyatt shall be entitled to receive a financial advisory fee equal to 0.75% of the maximum gross loan amount payable at the closing of the loan, with GS entitled to two-thirds of such fee and Hyatt entitled to one-third of such fee; provided, however, such fee shall only be payable in the event such refinancing is more economically beneficial to the Company than keeping the existing financing in place.

4.9 Break-Up Fees and Related Expenses. Following the execution of this Agreement, petition to the applicable Bankruptcy Court and delivery thereto of an executed Acquisition Agreement in respect of the acquisition of the Property, if such Bankruptcy Court shall approve the sale of the Property to any third-party purchaser, then the Breakup Fee (as defined in the Acquisition Agreement) and any and all costs and expenses incurred by the Whitehall Group and Hyatt in respect of the acquisition of the Property shall be allocated equally between the Whitehall Group and Hyatt (i.e., fifty percent (50%) to each).

4.10 REIT Structure Implementation. The Managing Member shall have the right, and the Members agree to cooperate with each other, to implement a structure under which certain Subsidiaries of the Company would be classified as Real Estate Investment Trusts (or subsidiaries thereof) for U.S. federal income tax purposes, and the Members shall cooperate with each other to take all steps reasonably necessary to properly implement and maintain such structure, unless implementing such structure would have a material adverse financial effect on the Company (taking into account the viable alternative options) and have a disproportionately negative financial effect on Hyatt’s Interest.

ARTICLE 5.

FINANCIAL REPORTS AND STATEMENTS

5.1 Financial Reports and Statements.

(a) The Managing Members have engaged Archon to coordinate, at the sole cost and expense of the Company, the preparation and delivery to the Members of financial statements of the Company and any Subsidiary and to do the following:

(i) use commercially reasonable efforts to, within sixty (60) days after the end of the Company’s Fiscal Year, deliver to the Members (a) such tax information with respect to such Fiscal Year as is necessary for inclusion in the Members’ U.S. federal and state income tax and other tax returns including, without limitation, a spreadsheet including the same information as that contained in an IRS Schedule K-1 (and, as soon as reasonably possible thereafter, a completed IRS Schedule K-1 prepared by the Accountants), and (b) an annual report of the Company and the Subsidiaries including an annual balance sheet, profit and loss statement and a statement of changes in financial position, and a statement showing distributions to the Members all as prepared in accordance with GAAP consistently applied and audited by the Company’s independent public accountants, which shall initially be Ernst & Young LLP or another nationally recognized accounting firm selected by the Managing Members (the “Accountants”), and a statement showing allocations to the Members of taxable income, gains, losses, deductions and credits, as prepared by such Accountants;

(ii) use commercially reasonable efforts to, within forty-five (45) days after the end of each quarter of each Fiscal Year, deliver to Members (a) quarterly financial statements of the Company and the Subsidiaries, including a quarterly balance sheet, profit and loss statement and a statement of changes in financial position, and a statement showing distributions to the Members, all as prepared in accordance with GAAP consistently applied and (b) such tax estimates as any Managing Member shall reasonably request; and

(iii) use commercially reasonable efforts to cause the Accountants to prepare the income tax returns of the Company in a manner that would allow the Managing Members to timely file such income tax returns.

All of the above reports, tax schedules and filings and financial statements shall be prepared on an accrual basis and shall otherwise be in form reasonably acceptable to the Managing Members. Archon’s obligations hereunder are not to guaranty timely delivery of audits, tax returns or similar third party work product, and the failure of the auditor or another third party to make such delivery shall not itself constitute a default hereunder on the part of Archon. Any Managing Member may, from time to time, at the sole cost and expense of the Company, perform or cause to be performed an audit of the Company and/or any Subsidiary and its operations, including any operations or records pertaining to the Property and the Company Assets.

(b) Accounting Expenses. All out-of-pocket expenses incurred by or on behalf of the Company or on behalf of Hyatt in furtherance of its obligations under this Section 5.1 and payable to Persons who are not Affiliates of any Member in connection with the keeping of the books and records of the Company and any Subsidiary and the preparation of audited or unaudited financial statements and federal and local tax and information returns required to implement the provisions of this Agreement or required by any Governmental Authority with jurisdiction over the Company and/or any Subsidiary shall be borne by the Company as an ordinary expense of its business.

5.2 Budget for Real Estate Taxes, Insurance Premiums and Debt Service. In order to assist the Members in maintaining internal books and records relating to the Company and its Subsidiaries, the Managing Member agrees to use good faith efforts to prepare and distribute to the Members before the start of each Fiscal Year a budget for the real estate taxes, debt service and insurance premiums with respect to the Property that are anticipated to be payable that Fiscal Year by the Company and its Subsidiaries, to the extent that they are not included in the operating budgets for the Hotel pursuant to the Property Management Agreement. Hyatt acknowledges and agrees that (a) the Managing Member’s obligations hereunder are not to assure timely delivery of the budget or to assure that the budget will accurately forecast the actual amount of real estate taxes, debt service and insurance premiums, which may vary from budget for a variety of reasons, (b) the budget will be prepared for informational purposes only, and (c) the failure of Managing Member to make such delivery shall not (i) constitute a default hereunder on the part of the Managing Member or give rise to any claims by Hyatt in law or in equity or (ii) limit, impede or otherwise prejudice any rights of the Managing Members hereunder, including the right to make Capital Calls.

ARTICLE 6.

CAPITAL CONTRIBUTIONS, LOANS

AND LIABILITIES

6.1 Capital Contributions; Failure to Fund Property Closing Date Capital Contributions.

(a) As of the date hereof, the Members have made Capital Contributions in the amounts set forth in Schedule 6.1(a). On or before the Property Closing Date, the Members shall each make the additional Property Closing Date Capital Contributions in the amounts set forth in Schedule 6.1(a) hereto, as such Schedule 6.1(a) may be modified by the Members on or prior to the Property Closing Date as required to satisfy the Company’s and/or its Subsidiaries obligations under the Acquisition Agreement.

(b) As of the Effective Date, the Members shall be deemed to have had the initial Percentage Interests as set forth below:

Member	Percentage Interest
Finance Sub	77.56773%
Whitehall Parallel	2.53227%
Hyatt	19.9%
Total	100.0%

(c) If the Property Closing occurs and the Members fund the Property Closing Date Capital Contributions in the amounts set forth in Schedule 6.1(a) hereto, the Members Percentage Interests shall be adjusted such that, as of the Property Closing Date, the Members shall have the Percentage Interests as set forth below:

Member	Percentage Interest
Finance Sub	87.16443%
Whitehall Parallel	2.84557%
Hyatt	9.99%
Total	100.0%

The Members acknowledge that Hyatt has funded $8,855,500 (or 19.9%) of the total cash portion of the Deposit of $44,500,000 required under the Acquisition Agreement and, given that the Percentage Interest of Hyatt will be adjusted to 9.99% as of the Property Closing Date, the Members agree, if the Property Closing occurs, to refund to Hyatt $4,409,950 of the amount so funded by Hyatt (i.e., the difference between 9.99% and 19.9% of the total cash portion of the Deposit).

(d) If, on the scheduled Property Closing Date, Hyatt is ready, willing and able to close the Acquisition and actually makes its Property Closing Date Capital Contribution in accordance with its Percentage Interest as of the Property Closing Date (as set forth in Section 6.1(c)) and the Acquisition Mortgage Lender actually funds the Acquisition Mortgage Loan to the Company (or one or more of its Subsidiaries) as specified in the Acquisition Mortgage Loan Term Sheet, and either (i) the Acquisition Mezzanine Lender does not fund, for any reason whatsoever (including, without limitation, the failure to meet a closing condition or the exercise by the Acquisition Mezzanine Lender of any right of termination under the Acquisition Mezzanine Loan Term Sheet), the Acquisition Mezzanine Loan on such date in accordance with the Acquisition Mezzanine Loan Term Sheet (and in such event the Whitehall Group is not ready, willing and able to replace the Acquisition Mezzanine Lender and make a loan to the Company (or one or more of its Subsidiaries) on the same terms as set forth in the Acquisition Mezzanine Loan Term Sheet) or (ii) the Whitehall Group is not

ready, willing and able, for any reason whatsoever, to close the Acquisition on such date or fails for any reason to make its Property Closing Date Capital Contribution in accordance with its Percentage Interest as of the Property Closing Date (as set forth in Section 6.1(c)), then, in either case, the Whitehall Group shall promptly reimburse Hyatt for the 19.9% share of the Deposit funded by Hyatt (either in cash or in the form of one or more letters of credit) and all third party out-of-pocket costs and expenses (including, without limitation, legal fees) incurred by Hyatt in connection with the Acquisition.

(e) If, on the scheduled Property Closing Date, the Whitehall Group is ready, willing and able to close the Acquisition and actually makes its Property Closing Date Capital Contribution in accordance with its Percentage Interest as of the Property Closing Date (as set forth in Section 6.1(c)), and the Acquisition Mezzanine Lender actually funds the full amount of the Acquisition Mezzanine Loan to the Company (or one or more of its Subsidiaries) as specified in the Acquisition Mezzanine Loan Term Sheet (or the Whitehall Group is ready, willing and able to replace the Acquisition Mezzanine Lender and make a loan to the Company (or one or more of its Subsidiaries) on the same terms as set forth in the Acquisition Mezzanine Loan Term Sheet), and either (i) the Acquisition Mortgage Lender does not fund, for any reason whatsoever (including, without limitation, the failure to meet a closing condition or the exercise by the Acquisition Mortgage Lender of any right of termination under the Acquisition Mortgage Loan Term Sheet), the Acquisition Mortgage Loan on such date in accordance with the Acquisition Mortgage Loan Term Sheet or (ii) Hyatt is not ready, willing and able, for any reason whatsoever, to close the Acquisition on such date or fails for any reason to make its Property Closing Date Capital Contribution in accordance with its Percentage Interest as of the Property Closing Date (as set forth in Section 6.1(c)), then, in either case, Hyatt shall promptly reimburse the Whitehall Group for the 80.1% share of the Deposit funded by the Whitehall Group (either in cash or in the form of one or more letters of credit) and all third party out-of-pocket costs and expenses (including, without limitation, legal fees) incurred by the Whitehall Group in connection with the Acquisition.

(f) If any Member fails to make its Property Closing Date Capital Contribution required of it under Section 6.1(a), then in addition to the rights and remedies set forth in Sections 6.1(d) and 6.1(e) above, as applicable, the failure of such Member to make its Property Closing Date Capital Contribution shall result in the other Members (provided such Members have made their Property Closing Date Capital Contributions) having such rights and remedies as are available at law or in equity, and the failing Member will forfeit all of its Interests in the Company.

6.2 Capital Calls for Additional Capital Contributions.

(a) After the Property Closing Date Capital Contributions have been funded, either Managing Member may (and, with respect to clause (vi) below only, any other Member may), at the time or times indicated below, require all of the Members to make additional cash capital contributions (“Additional Capital Contributions”) to the Company (i) that any Managing Member at any time or times determines is necessary, in its sole discretion, to fund any Required Expenditure in excess of available, unrestricted cash, (ii) otherwise to conduct the business of the Company as either Managing Member at any time or times reasonably deems necessary in accordance with the Company purposes, (iii) that any Managing Member at any time or times prior to a Successful Syndication determines is necessary, in its sole discretion, to fund any Pre-Syndication Amounts, (iv) that any Managing Member at any time or times after a Successful Syndication determines is necessary, in its sole discretion, to fund any Post-Syndication Amounts, (v) on the fifth anniversary of the Property Closing Date, if there is a Replacement Loan and any portion of such Replacement Loan remains outstanding, that any Managing Member determines is necessary, in its sole discretion, to fund any Five Year Amounts or (vi) that any Managing Member, at any time or times prior to or on the eighteen month anniversary of the Property Closing Date, or any other Member, on the eighteen month anniversary of the Property Closing Date, determines is necessary to fund any Initial Renovation Costs. Either Managing Member (or any Member, in the case of clause (vi) above) shall notify all the Members of any Capital Calls. Any Capital Call (x) must be in writing to all the Members, (y) must provide for at least ten (10) Business Days’ advance notice before the Additional Capital Contributions are due and payable, and (z) must be apportioned pro rata among the Members according to each Member’s Percentage Interest. Within ten (10) Business Days after receipt of a Capital Call (or such later date as may be specified in the particular Capital Call), each Member shall contribute cash to the capital of the Company in an amount equal to that Member’s pro rata portion of the Capital Call based on that Member’s Percentage Interest.

(b) With respect to any Capital Call, any member of the Whitehall Group may contribute within the time period specified by the applicable Capital Call all or a portion of the capital required to be contributed to the Company by any other member of the Whitehall Group. In that case, the provisions of Sections 6.3 and 6.4 will not apply to the non-funding member(s) of the Whitehall Group, and the portion of the capital contributed by the funding member(s) of the Whitehall Group will be deemed to have been made on behalf of the non-funding members of the Whitehall Group.

(c) Other than the remedies described in this Article 6, no Member shall be personally liable to fund pursuant to a Capital Call and shall not be deemed in default under this Agreement if it fails to contribute capital pursuant to such Capital Call. The sole and exclusive remedies available shall be those specifically set forth in this Article 6.

(d) In accordance with Section 4.2(c) hereof, the Managing Members shall have no right or authority to make Capital Calls for the specific purpose of enabling the Company to pay indemnification to the Members.

(e) The Managing Members shall have no right or authority to make Capital Calls for amounts paid by any member of the Whitehall Group (or any Affiliate thereof) pursuant to a Recourse Carveout Guaranty if such payments are required as a result of the gross negligence, willful misconduct, bad faith, fraud, misappropriation or any other criminal act by any member of the Whitehall Group (or any Affiliate thereof).

(f) Furthermore, no Member will have the right to contribute capital except pursuant to a Capital Call in accordance with this Article 6.

6.3 Failure to Fund Additional Capital Contributions.

(a) If any Member fails to make an Additional Capital Contribution required of it under a Capital Call in the amount and within the time periods specified therein (that Member is hereinafter referred to as a “Non-Contributing Member”), the Managing Members shall provide notice of such failure to the other Members and all Members who are not Non-Contributing Members may fund all or part of the amount of the Additional Capital Contribution not funded by the Non-Contributing Member (that amount is hereinafter referred to as the “Failed Contribution”, and each such Member who funds any part of a Failed Contribution is hereinafter referred to as a “Contributing Member”). Each Contributing Member will have the right to fund a portion of the Failed Contribution pro rata in proportion to the relative Percentage Interests of all Contributing Members (but the Contributing Members may agree among themselves to some other manner to fund the Failed Contribution). Upon the funding by a Contributing Member of all or part of a Failed Contribution, the Contributing Member(s) may elect either of the following (and if there is more than one Contributing Member, each may separately make its own election):

(i) A Contributing Member may, at any time (subject to the remainder of this paragraph (i)), elect to treat the portion (the “Funded Portion”) of the Failed Contribution funded by that Contributing Member as a capital contribution by that Contributing Member, with the corresponding dilution of the Non-Contributing Member provided for in Section 6.4. If the Contributing Member has elected to proceed under paragraph (ii) or (iii) below, it may thereafter elect in accordance with paragraph (ii) or (iii), as applicable, to treat the Funded Portion (as modified by paragraph (ii) or (iii), as applicable) funded by it as a capital contribution by it, with the corresponding dilution of the Non-Contributing Member provided for in Section 6.4.

(ii) A Contributing Member may at any time (even after first electing to proceed under paragraph (iii) below) elect to treat the Funded Portion as a loan (a “Member Loan”) by that Contributing Member to the Non-Contributing Member (bearing interest at the applicable Interest Rate), which Member Loan will be treated as a loan made by the Contributing Member to the Non-Contributing Member, followed by a Capital Contribution in the amount of the Member Loan by the Non-Contributing Member. Any Member Loan will be recourse only to the Non-Contributing Member’s Interest, shall have no fixed maturity date and shall be repaid directly by the Company on behalf of the Non-Contributing Member only as set forth in Section 8.3. Funds used to repay a Member Loan must be applied first to interest and then to principal. At any time before full repayment of any

Member Loan (provided only that thirty (30) days shall have elapsed from the time such Member Loan was first funded, prior to which time the Member Loan shall be repayable at the option of the Non-Contributing Member with no penalty other than the interest that has accrued), the Lender Member may elect, in its sole discretion, to terminate that Member Loan, in which event, the Lender Member shall be deemed to have funded (and the Debtor Member shall be deemed to have failed to fund) a Capital Contribution in an amount equal to the principal balance of, and all accrued and unpaid interest on, such Member Loan and the Non-Contributing Member’s Percentage Interest will be diluted and the Lender Member’s Percentage Interest will be increased as set forth in Section 6.4, with the entire outstanding principal and accrued and unpaid interest (as of the date of termination) treated as the amount of the Funded Portion and the Capital Accounts of the Contributing and Non-Contributing Members adjusted as provided in Section 6.4. Each Member Loan may, at the election of the Lender Member, be evidenced by a promissory note in the form of Exhibit A, and that Lender Member is hereby granted an irrevocable power of attorney, coupled with an interest, to execute and deliver on behalf and in the name of the Debtor Member that promissory note and such Uniform Commercial Code financing and continuation statements and other security instruments for the purpose of creating a security interest in the Debtor Member’s Interest as reasonably requested by such Lender Member, and as may be necessary to perfect and continue the security interest in the Debtor Member’s Interest in favor of such Lender Member until such Member Loan is paid in full or converted as described below. The failure of a Lender Member or Debtor Member to execute the promissory note will not invalidate or otherwise affect the enforceability of, or amounts owing under, any Member Loan.

(iii) A Contributing Member may elect to be deemed to have made a demand loan to the Company (a “Company Loan”) in the amount equal to that Member’s contribution (i.e., both the Funded Portion and the amounts required to be contributed by such Member pursuant to the relevant Capital Call), unless the existence of a Company Loan would violate the terms of any third-party loan documents, in which case the Contributing Member will be deemed to have made a Member Loan. A Company Loan will bear interest at the applicable Interest Rate and will be repaid to the Contributing Member from Available Cash otherwise distributable to the Members before any other distributions of Available Cash are made to any Member. Any payments made by the Company on such Company Loans shall be applied first to interest and then to principal and shall not be deemed a distribution from the Company to the Contributing Member nor affect the Capital Accounts of the Members. At any time before full repayment of any Company Loan (provided only that thirty (30) days shall have elapsed from the time such Company Loan was first funded, prior to which, the Company Loan shall be repayable at the option of the Non-Contributing

Member with no penalty other than the interest that has accrued), the Contributing Member may elect, in its sole discretion, to terminate that Company Loan and have (i) the entire outstanding principal and accrued and unpaid interest (as of the date of such termination) be treated as a Capital Contribution made by such Contributing Member on the date of such termination, (ii) in respect of failure to fund Additional Capital Contributions, the Non-Contributing Member’s Percentage Interest diluted as set forth in Section 6.4, with the portion of the outstanding principal and accrued and unpaid interest (as of the date of such termination) attributable to the amount funded by the Contributing Member on behalf of the Non-Contributing Member in connection with such Capital Call deemed to be and treated as the amount of the Funded Portion and (iii) the Capital Accounts of the Contributing Member and the Non-Contributing Member adjusted as provided in Section 6.4. Notwithstanding the foregoing, if any member of the Whitehall Group is a Non-Contributing Member, then the other member of the Whitehall Group that is a Contributing Member shall not have the right to make a Company Loan with respect to the other member of the Whitehall Group’s Failed Contribution, and shall only have the remedies against such member of the Whitehall Group as provided in Section 6.3(a)(i) and Section 6.3(a)(ii).

6.4 Dilution for Failure to Fund Capital Calls. In respect of failure to fund Additional Capital Contributions, if any Contributing Member elects to make a capital contribution for a Non-Contributing Member, including as a result of terminating a Member Loan or Company Loan previously made by the Contributing Member (at which time such Member Loan or Company Loan shall no longer be deemed outstanding and such Non-Contributing Member will receive full distributions after taking into account the diluted Percentage Interest of such Non-Contributing Member), the Percentage Interest of each Contributing Member will be increased by a percentage equal to the quotient (rounded up to the nearest one hundredth of one percent) obtained when (x) the applicable Dilution Factor multiplied by the Funded Portion funded by that Contributing Member is divided by (y) the sum of all Members’ Capital Contributions as of that date (including the Funded Portion(s)). The Percentage Interest of the Non-Contributing Member will be decreased by a percentage equal to the aggregate sum of the increase in the Percentage Interests of all Contributing Members as a result of the failure of the Non-Contributing Member to fund the Capital Calls in question, such that the adjusted Percentage Interest of the Members will at all times add up to 100%. After determining the adjusted Percentage Interests, each Member will be deemed, as of any date, to have made Capital Contributions equal to that Member’s adjusted Percentage Interest multiplied by the total Capital Contributions made by all Members as of that date.

6.5 Capital of the Company. Except as otherwise expressly provided herein, no Member may withdraw or receive any interest or other return on, or return of, all or any part of its Capital Contribution, or receive any Company Asset (other than cash) in return for its Capital Contribution. No Member may make a Capital Contribution to the Company except as expressly authorized by this Agreement.

6.6 Limited Liability of Members. No Member will be bound by, nor be personally liable for, the expenses, liabilities, Indebtedness or obligations of the Company or any Subsidiary, whether arising in contract, tort or otherwise. Without affecting the rights and remedies provided under this Article 6, no Member will be required to contribute any amounts in excess of the amounts set forth in Sections 6.1, 6.2 and 6.3. The Capital Call provisions of Section 6.2 of this Agreement are intended solely to benefit the Members, and no Member has any obligation to any creditor of the Company or any Subsidiary to make any capital contributions to the Company or any Subsidiary.

6.7 Recourse Carveout Guaranty. In the event a lender providing financing to the Company and/or its Subsidiaries requires a Recourse Carveout Guaranty to be delivered in connection with such financing, each of the Members agree that they will enter into or cause an Affiliate of such Member acceptable to lender to enter into a Recourse Carveout Guaranty pursuant to which such Member (or Affiliate) will be liable for the actions or omissions of such Member (or Affiliate). In the event one or more Members (or any Affiliate thereof) elects to deliver any Recourse Carveout Guaranty in connection with any such financing, then at the request of such Member, the other Members shall, prior to the execution of any Recourse Carveout Guaranty such Member(s), enter into a reimbursement agreement in the form attached hereto as Exhibit B.

6.8 Obligation to Fund Post-Syndication Amounts. Notwithstanding anything to the contrary set forth in this Article 6, if Hyatt makes an Additional Capital Contribution with respect to a Capital Call made pursuant to Section 6.2(a)(iv) then, notwithstanding anything to the contrary set forth in this Agreement, the Whitehall Group shall fund its pro rata share of such Capital Call; provided that at the time of such Capital Call either (a) repayment of the Acquisition Mezzanine Loan (as opposed to just the recourse carveouts) is recourse to any member of the Whitehall Group or any of their respective Affiliates or (b) either (i) any member of the Whitehall Group or any of their respective Affiliates is the lender under the Replacement Loan or (ii) the Replacement Loan is recourse to any member of the Whitehall Group or any of their respective Affiliates.

6.9 Failure to Fund Five Year Amounts. Notwithstanding anything to the contrary set forth in this Article 6, if Hyatt shall be a Non-Contributing Member with respect to the portion of a Capital Call made pursuant to Section 6.2(a)(v), Hyatt shall automatically forfeit all of its Interests in the Company and the Whitehall Group’s pro rata share of such portion of such Capital Call (based on the Percentage Interests of the Whitehall Group) shall automatically be converted into a Capital Contribution to the Company.

6.10 Replacement Loan. Notwithstanding anything to the contrary in this Agreement, prior to a Successful Syndication, the Whitehall Group shall be responsible for funding 100% of Acquisition Mezzanine Loan Repayments (subject to either Managing Member’s right to make Capital Calls pursuant to Section 6.2(a)(iii)) due on or prior to the fourth anniversary of the Property Closing Date, with such funding to take the form of either (a) purchasing the Acquisition Mezzanine Loan from the holder thereof or (b) making a loan to the Subsidiary of the Company that is the borrower under the Acquisition Mezzanine Loan to pay off the Acquisition Mezzanine Loan (in either case, a “Replacement Loan”). Such Replacement Loan shall have (or be amended to have, in the case of a purchase of the Acquisition Mezzanine Loan) a maturity date no earlier than the maturity date of the Acquisition Mortgage Loan and shall have the same terms and conditions (including any extension fees to which the original Acquisition Mezzanine Lender was entitled) as the Acquisition Mezzanine Loan, including bearing interest at a rate equal to (i) until the fourth anniversary of the Property Closing Date, the interest rate that would have been applicable under the Acquisition Mezzanine Loan, had the Acquisition Mezzanine Loan not been replaced by the Replacement Loan, and (ii) beginning on the fourth anniversary of the Property Closing Date, LIBOR plus 800 basis points (either (i) or (ii), as applicable, the “Replacement Loan Interest Rate”). With respect to a Replacement Loan, if the Managing Members do not elect to make a Capital Call for any shortfalls for amounts due on such Replacement Loan pursuant to Section 6.2(a)(iv), such amounts shall accrue interest at the Replacement Loan Interest Rate until sufficient net cash flow from the Property exists to pay such amounts (with any accrued interest thereon); provided that any amounts due on the Replacement Loan will be paid to the holder thereof before any amounts are distributed to the Members hereunder. The Whitehall Group agrees that it shall not exercise any remedies available to the lender under the Replacement Loan due to a default of the borrower thereunder until the fifth anniversary of the Property Closing Date.

6.11 Obligation to Fund Initial Renovation Costs. In order to secure the Members’ obligation to make Capital Contributions hereunder with respect to Initial Renovation Costs, the Members shall, within thirty (30) days after the Property Closing Date, deliver one or more letters of credit (each, a “Renovation LC”) in the amount of their respective pro rata shares of the then remaining unfunded portion of the Initial Renovation Costs. Each Renovation LC shall name the Company as a beneficiary and provide for the issuing bank to accept a draw request from any Member. The amount of each Renovation LC may be reduced from time to time as the Members make Capital Contributions with respect to the Initial Renovation Costs, and the Members, as representatives of the beneficiary of the Renovation LCs, shall sign instructions to the bank issuing the Renovation LCs to effect such reduction. Notwithstanding anything to the contrary set forth in this Article 6, if any Member shall be a Non-Contributing Member with respect to a Capital Call to fund Initial Renovation Costs, the Contributing Member shall cause the Company to make a draw request on the Renovation LC provided by such Non-Contributing Member in order to fund such Non-Contributing Member’s Failed Contribution as the sole and exclusive remedy of the Contributing Member and the Company for such Failed Contribution and, upon receipt of funds from such draw request, the Non-Contributing Member shall be deemed to have funded its pro rata share of such Capital Call as and when called and shall not be considered a defaulting Member for the purposes of this Agreement; provided, however, that if funds are not received with respect to such draw request from the bank issuing such Renovation LC for any reason including, without limitation, the issuing bank does not honor such draw request or if there is an injunction or some other legal bar to funding such draw request, then the other remedies for failure to fund Capital Contributions set forth in the Article 6 shall be available.

ARTICLE 7.

CAPITAL ACCOUNTS, PROFITS AND LOSSES AND ALLOCATIONS

7.1 Capital Accounts.

(a) The Company shall maintain a capital account (the “Capital Account”) for each Member in accordance with federal income tax accounting principles. Each Member’s Capital Account as of the date hereof will equal the total Capital Contributions made by such Member pursuant to Section 6.1(a).

(b) The Capital Account of each Member will be increased by (i) the amount of any cash and the agreed Book Value of any property (net of liabilities encumbering the property) as of the date of contribution subsequently contributed as a Capital Contribution to the capital of the Company by that Member, (ii) the amount of any Profits allocated to that Member, (iii) any items of income specially allocated to that Member under this Article 7, (iv) that Member’s pro rata share (determined in the same manner as that Member’s share of Profits pursuant to Section 7.2) of income of the Company that is exempt from tax. The Capital Account of each Member will be decreased by (i) the amount of any Losses allocated to that Member, (ii) the amount of distributions to that Member, (iii) any deductions specially allocated to that Member under this Article 7, and (iv) that Member’s pro rata share (determined in the same manner as that Member’s share of Losses pursuant to Section 7.2) of any other expenditures of the Company that are not deductible in computing Company Profits or Losses and which are not chargeable to capital account. For the avoidance of doubt, the maintenance of the Member’s Capital Accounts described above is intended to comply with the detailed capital accounting rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv) and shall be adjusted upon the occurrence of certain events as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and shall be interpreted consistently with these rules.

(c) A transferee of all (or a portion) of an Interest will succeed to the Capital Account (or portion of the Capital Account) attributable to the transferred Interest.

7.2 Profits and Losses.

(a) The profits and losses of the Company (“Profits” and “Losses”) will be the net income or net loss (including capital gains and losses), respectively, of the Company determined for each Fiscal Year in accordance with the accounting method followed for U.S. federal income tax purposes, except that, other than as set forth in Section 7.2(d)(i) hereof, in computing Profits and Losses, all depreciation and cost recovery deductions will be deemed equal to Depreciation and gains or losses will be determined by reference to Book Value rather than tax basis. Whenever a proportionate part of the Profits or Losses is allocated to a Member, every item of income, gain, loss, deduction or credit entering into the computation of such Profits or Losses or arising from the transactions with respect to which such Profits or Losses were realized will be credited or charged, as the case may be, to such Member in the same proportion; except that “recapture income,” if any, will be allocated to the Members who were allocated the corresponding Depreciation deductions.

(b) If any Member transfers all or any part of its Interest during any Fiscal Year or its Interest is increased or decreased, Profits and Losses attributable to that Interest for that Fiscal Year (except as otherwise provided below) will be apportioned between the transferor and transferee or computed as to such Members, as the case may be, in accordance with the method selected by either Managing Member, as long as such apportionment is permissible under the Code and applicable regulations thereunder.

(c) For all purposes, including federal, state and local income tax purposes, after giving effect to any special allocations described in Section 7.2(d) hereof, Profits and Losses will be allocated each year among the Members pro rata among all the Members in proportion to their relative Percentage Interests.

(d) Notwithstanding Sections 7.2(c) hereof,

(i) For federal income tax purposes (but not for purposes of crediting or charging Capital Accounts), Depreciation or gain or loss realized by the Company with respect to any property that was contributed to the Company or that was held by the Company at a time when the Book Value of the Company Assets was adjusted in accordance with the third sentence of Section 7.1(b) will, in accordance with Section 704(c) of the Code and Treasury Regulations Section 1.704-1(b)(2)(iv)(d) and (f), be allocated among the Members in a manner which takes into account the differences between the adjusted basis for federal income tax purposes to the Company of its interest in such property and the fair market value of such interest at the time of its contribution or revaluation.

(ii) If there is a net decrease in the Minimum Gain of the Company during a taxable year (including any Minimum Gain attributable to Member-Funded Debt), each Member at the end of that year will be allocated, prior to any other allocations required under this Article 7, items of gross income for that year (and, if necessary, for subsequent years) in the amount and proportions described in Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(4).

(iii) Notwithstanding the allocations provided for in Sections 7.2(c), no allocation of an item of loss or deduction may be made to a Member to the extent the allocation would cause or increase a deficit balance in that Member’s Capital Account as of the end of the taxable year to which the allocation relates. If any Member receives an adjustment, allocation or distribution that causes or increases such a deficit balance, taking into account the rules of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), that Member will be allocated (after taking into account any allocations made pursuant to Section 7.2(d)(ii)) items of income and gain in an amount and manner to eliminate the Member’s Capital Account deficit attributable to that adjustment, allocation or distribution as quickly as possible. For purposes of this Section 7.2(d)(iii), there will be excluded from a Member’s deficit Capital Account balance at the end of a taxable year of the Company (a) the Member’s share, determined in accordance with Section 704(b) of the Code and Treasury Regulations Section 1.704-2(g) of Minimum Gain (but for Minimum Gain attributable to Member-Funded Debt, such Minimum Gain will be allocated to the Member or Members to whom the Member-Funded Debt is attributable under Treasury Regulations Section 1.704-2(i)) and (b) the amount, if any, that the Member must restore to the Company under Treasury Regulations Section 1.704-1(b)(2)(ii)(c).

(iv) Notwithstanding the allocations provided for in Section 7.2(d)(ii) and Section 7.2(c), if there is a net increase in Minimum Gain of the Company during a taxable year of the Company that is attributable to Member-Funded Debt, then, first, Depreciation, to the extent the increase in Minimum Gain is allocable to depreciable property, and then a proportionate part of other deductions and expenditures described in Sections 514(c)(9) and 705(a)(2)(B) of the Code, will be allocated to the lending or guaranteeing Member (and to joint lenders or guarantors in proportion to their relative obligations), as long as the total amount of deductions so allocated for any year does not exceed the increase in Minimum Gain attributable to such Member-Funded Debt in that year.

(v) Any special allocation under Sections 7.2(d)(ii) through (iv) must be taken into account in computing subsequent allocations of Profits and Losses of any item thereof pursuant to this Article 7, so that the net amount of any items so allocated and the Profits, Losses and all items thereof allocated to each Member pursuant to this Article 7 will, to the extent permissible under Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, be equal to the net amount that would have been allocated to each Member pursuant to this Article 7 if the special allocation had not occurred.

(vi) The Members intend that the allocations provided for in this Article 7 should cause the Capital Account of each Member immediately prior to the liquidation of the Company (after making allocations under this Article 7 for the year of the liquidation) to be equal to the liquidating distributions to be received by such Member pursuant to Section 10.3(e) hereof. If any Member’s Capital Account at such time differs from the liquidating distributions to be received by such Member pursuant to Section 10.3(e) hereof, then notwithstanding the allocation provisions of this Article 7 but subject to the limitations in this Section 7.2(d), the Company shall specially allocate Profits and Losses (including, if necessary, gross items of income and deduction) to the Members in the year of its liquidation as is necessary to cause the Capital Account of each Member to be equal (or, if not possible, without violating the requirements of Section 514(c)(9) of the Code, as close to equal as possible) to the liquidating distributions to be received by such Member pursuant to Section 10.3(e) hereof.

(e) No Member will be responsible to restore or repay to the Company or any other Member any deficit in such Member’s Capital Account existing at any time.

(f) The allocations described herein are intended to comply with the provisions of Sections 514(c)(9) and 704(b) of the Code and Treasury Regulations promulgated thereunder and are not intended to comply with the Qualified Income Offset provisions described therein. The Managing Members shall be permitted to adjust these allocations to comply with those provisions.

ARTICLE 8.

APPLICATIONS AND DISTRIBUTIONS

OF AVAILABLE CASH

8.1 Applications and Distributions.

(a) The Managing Members shall determine the amount and timing of distributions of Available Cash; provided, however, the Managing Members shall use commercially reasonable efforts to cause the Company to distribute Available Cash not less frequently than quarterly; provided, further, that any such distributions shall be subject to legal and contractual requirements and financing restrictions. The Managing Members will use commercially reasonable efforts to cause the Company to distribute Available Cash from capital transactions promptly after the occurrence of any such capital transaction; provided, however, that any such distributions shall be subject to legal and contractual requirements and financing restrictions. The Managing Members may reserve amounts (to the extent not duplicative with any other reserves established in determining Available Cash) for potential or pending litigation and other actual or potential liabilities in such amounts and for such period of time as the Managing Members deem appropriate in its reasonable discretion. Prior to making any distributions, the accrued and unpaid interest on all Company Loans, as well as the entire principal balance of each such Company Loan, must be repaid in full. If there are multiple Company Loans outstanding at any time, amounts applied pursuant to the preceding sentence shall be allocated among the outstanding Company Loans in proportion to the relative outstanding amounts of the accrued and outstanding principal of each Company Loan. Subject to this Section 8.1(a), the Company will make any such distributions to the Members in accordance with Section 8.1(b).

(b) Available Cash will be distributed, on a pari passu basis, to all Members pro rata in proportion to their relative Percentage Interests.

(c) Notwithstanding anything in this Section 8.1 to the contrary, the allocations made pursuant to Article 7, as adjusted pursuant to this Article 8, must comply with Sections 514(c)(9) and 704(b) of the Code and the Treasury Regulations promulgated thereunder. Each of the Managing Members shall be authorized to modify any of the allocation provisions as such Managing Member, as applicable, determines is reasonably necessary to ensure compliance with Sections 514(c)(9) and 704(b) of the Code and the Treasury Regulations promulgated thereunder.

(d) The Members have (i) no right under Section 18-604 of the Act to withdraw or resign and receive the fair value of their Interests, (ii) no right to demand or receive any distribution from the Company in any form other than cash and in accordance with the provisions of this Agreement concerning distributions, and (iii) no right under the first sentence of Section 18-606 of the Act.

8.2 Liquidation. In the event of the sale or other disposition of all or substantially all the Company Assets, the Company will be dissolved and the proceeds of the sale or disposition will be distributed to the Members in liquidation as provided in Article 10, except that, to the extent that the Company receives a purchase money note or notes in exchange for all or a portion of the Company Assets, the Company will continue in existence until those purchase money notes or notes have been paid in full.

8.3 Repayment of Member Loans. If, as a result of a Member Loan, any Member becomes a Debtor Member, then any distributions that would otherwise be payable to the Debtor Member pursuant to Section 8.1 or Section 10.3 will instead be paid to the Lender Member or Members, first to pay any accrued interest (at the applicable Interest Rate) and then to pay the principal amount thereof, until these Member Loans (including any accrued and unpaid interest) are repaid in full. A Member Loan will be secured by a lien on the Debtor Member’s Interest, and any Transferee of the Debtor Member’s Interest will take that Interest subject to the lien. If there are two or more Lender Members with respect to any Debtor Member, distributions under this Section 8.3 will be made pro rata to each Lender Member in proportion to the relative principal amount of Member Loans (including accrued and unpaid interest) that each Lender Member has outstanding as a percentage of total outstanding Member Loans made to the Debtor Member by all Lender Members. Any amounts distributed pursuant to this Section 8.3 will, for tax allocation and all other purposes of this Agreement, be treated as if they had been distributed to the Debtor Member, not the Lender Member or Members.

8.4 Withholding Taxes. Either Managing Member may withhold or cause to be withheld from any Member’s distributions from the Company any amounts on account of taxes or similar charges, if any, as are required to be withheld by applicable law. Any amounts withheld by the Company pursuant to this Section 8.4, shall be timely remitted by the Company to the appropriate taxing authority. Any amounts withheld or offset by either Managing Member in accordance with this Section 8.4 will nevertheless, for purposes of this Agreement, be treated as if they had been distributed to the Member from which they are withheld.

ARTICLE 9.

TRANSFER OF COMPANY INTERESTS; SALE OF ASSETS

9.1 Limitations on Assignments of Interests by Members. Except as provided in this Article 9, no Member may engage in or permit a Transfer of any portion of its Interest. Any purported Transfer in violation of this Article 9 is void ab initio, and does not bind the Company. Any Member making a purported Transfer in violation of this Article 9 shall indemnify the Company and the other Members from any federal, state or local income taxes, or transfer taxes, including transfer gains taxes, arising from the purported Transfer. Each Transferee of any Member that is permitted under this Agreement shall, upon becoming a member of the Company, represent, warrant and covenant to the other Members the representations, warranties and covenants set forth in Section 2.7 (in each case as applies to such Transferee).

9.2 First Offer Right on Offered Whitehall Interests. Prior to the expiration of the Lockout Period, no member of the Whitehall Group shall Transfer all or any portion of their Interests in the Company to any Person other than a Whitehall Permitted Transferee without the prior written consent of Hyatt. At any time after the expiration of the Lockout Period, any member of the Whitehall Group shall each have the right, power and authority (without the prior consent or approval of Hyatt) to propose to Transfer all or any portion of its Interests in the Company to any Person, provided that if the Proposed Transferee is not a Whitehall Permitted Transferee, then such Transfer shall be subject to the following provisions:

(a) Any member, individually, or any members collectively, of the Whitehall Group desiring to sell (the “Whitehall Group Transferor”) shall give written notice (the “Proposed Transfer Notice”) to Hyatt setting forth the proposed purchase price (the “Proposed Transfer Price”) and the percentage of its Interest that such member(s) desire to sell (the “Offered Whitehall Interests”).

(b) Hyatt shall have thirty (30) days (the “Transfer Election Period”) after the delivery to Hyatt by the Whitehall Group Transferor of the Proposed Transfer Notice to elect to purchase the Offered Whitehall Interests (such election to be made, if at all, by giving written notice thereof (the “Hyatt Transfer Notice”) to the Whitehall Group Transferor within the Transfer Election Period).

(c) If Hyatt fails to timely deliver the Hyatt Transfer Notice together with the Interest Purchase Deposit, then, Hyatt shall have no further right to purchase the Offered Whitehall Interests, except as may be expressly provided for below in this Section 9.2(c), and the Whitehall Group Transferor shall have the right, power and authority to Transfer such Offered Whitehall Interests to a third party which is not an Affiliate of any Member (“Third Party Transferee”) at any time or times during the Transfer Marketing Period (as defined below) as long as the Third Party Transferee pays a gross cash purchase price (the “Third Party Transfer Price”) that, before deducting or netting any anticipated or actual Transaction Costs (but taking into account any Excluded Transaction Costs) borne by the Company or its Subsidiaries, is not less than 98% of the Proposed Transfer Price. The Whitehall Group Transferor shall contemporaneously provide Hyatt notice of any purchase agreement entered into by the Whitehall Group Transferor to sell the Offered Whitehall Interests and shall provide Hyatt a copy of such purchase agreement. If during the Transfer Marketing Period, the Whitehall Group receives an offer for the Offered Whitehall Interests in an amount that is less than 98% of the Proposed Transfer Price, then the Whitehall Group Transferor, if it wishes to accept such offer, shall so notify Hyatt and provide Hyatt with all other written offers received by the Whitehall Group during the Transfer Marketing Period. Within ten (10) Business Days after receiving such notice (and, if such notice is given within ten (10) Business Days prior to the expiration of the Transfer Marketing Period, the Transfer Marketing Period shall be extended day-by-day to give effect to the ten (10) Business Day notice period of this sentence), Hyatt shall have the right to deliver to the Whitehall Group Transferor a Hyatt Transfer Notice accepting the price set forth in the third party offer. If an agreement is executed during the Transfer Marketing Period but the closing under such agreement does not occur within forty-five (45) days after the end of the Transfer Marketing Period (the “Transfer Closing Period”), the provisions of this Section 9.2 will apply as to any Transfer of Offered Whitehall Interests occurring after such forty-five (45) day period. Hyatt shall not have the right to approve, object or interfere with any Transfer under, and conforming to, this Section 9.2 irrespective of the terms of the Transfer (the Whitehall Group Transferor being fully authorized and empowered to execute and deliver all necessary documents, agreements and instruments on behalf of the Company and any of its Subsidiaries but not to make any representations and warranties on the Company’s or any of its Subsidiaries’ behalf to effectuate such Transfer or otherwise obligate the Company or any of its Subsidiaries to incur any liability as a result of such Transfer). In connection with the Transfer, Hyatt agrees, in its capacity as a Member, to cooperate fully and in good faith with the Whitehall Group Transferor and any potential transferee and to deliver any materials reasonably requested by the potential transferee (all of which shall be provided, to the extent reasonably available, within three (3) Business Days of request (or earlier if such earlier time period is reasonable)) and to use their reasonable best efforts to cause the Transfer of such Offered Whitehall Interests. “Transfer Marketing Period” means a one hundred eighty (180) day period; it being agreed and understood that the Whitehall Group shall have the right to end the Transfer Marketing Period at any time prior to the end of such 180-day period upon notice to Hyatt, which period shall commence on the earlier of (A) the first day after the Transfer Election Period expires and (B) the date on which Hyatt notifies the Whitehall Group that Hyatt will not be purchasing such Offered Whitehall Interests; provided; however, if Whitehall Group shall end the Transfer Marketing Period prior to the expiration of such 180-day period but issues another Proposed Transfer Notice during such 180-day period (and Hyatt elects not to purchase the Offered Whitehall Interests with respect thereto), then the 98% threshold set forth above shall be increased to 100% for the remainder of such 180-day period.

(d) If Hyatt elects to purchase such Offered Whitehall Interests within the Transfer Election Period, then such exercise shall be deemed to create a contract between Hyatt, on one hand, and the Whitehall Group Transferor on the other hand, pursuant to which Hyatt irrevocably agrees to acquire such Offered Whitehall Interests for the Proposed Transfer Price (subject to customary closing prorations and customary allocations of transaction costs) and the closing date for such Transfer shall be twenty (20) Business Days after the making of such election, and the provisions of Section 9.2(e) shall apply.

(e) Simultaneously with the delivery of the Hyatt Transfer Notice (and as a condition to the effectiveness of such Hyatt Transfer Notice), Hyatt shall deliver to the Escrow Agent a deposit by wire transfer of immediately available federal funds in an amount equal to five percent (5%) of the Proposed Transfer Price (together with interest accrued thereon, the “Interest Purchase Deposit”). If Hyatt fails to deliver the Interest Purchase Deposit in the manner described above, then Hyatt shall be deemed to have failed to exercise the Transfer Option and the Whitehall Group Transferor may proceed in accordance with Section 9.2(c) above. If Hyatt delivers the Proposed Purchase Deposit within the time frame and in the manner described above and Hyatt’s aggregate Percentage Interest will be increased to equal or exceed fifty percent (50%) upon the consummation of such acquisition, then Hyatt shall be deemed to become a co-Managing Member of the Company (along with the Whitehall Group) until the closing on Hyatt’s purchase of the Offered Whitehall Interests as provided herein, with all decisions or actions by the Managing Members on behalf of the Company and its Subsidiaries requiring the consent of Hyatt; provided, however, nothing in this sentence will require the consent of Hyatt to any action necessary to complete the sale pursuant to this Section 9.2; provided, further, that Hyatt shall cease to be a co-Managing Member (and Hyatt’s consent shall no longer be required pursuant to this sentence) in the event of a failure by Hyatt to consummate the purchase of the Offered Whitehall Interests on the relevant closing date in accordance with this Section 9.2. The Interest Purchase Deposit shall be non-refundable to Hyatt in the event of a failure by Hyatt to consummate the Transfer on the relevant closing date

(other than solely by reason of a default by the Whitehall Group Transferor or the failure of the representations listed below to be true in all material respects), in which case the Whitehall Group Transferor may terminate (or cause the termination of) the contract created by the Proposed Transfer Notice and the Hyatt Transfer Notice and the Whitehall Group Transferor may (A) retain the Interest Purchase Deposit as liquidated damages for the benefit and account of the Whitehall Group Transferor only and (B) the Whitehall Group Transferor shall be free to Transfer any time such Offered Whitehall Interests to any Person and on any terms as the Whitehall Group Transferor may determine in its sole discretion, without any consent or approval of any other Member and without having to comply with any of the terms of this Section 9.2. The parties agree that damages to the Whitehall Group Transferor will be difficult and impracticable to ascertain in connection with a default by Hyatt under this Section 9.2 and the retention of the Interest Purchase Deposit by the Whitehall Group Transferor is a reasonable estimate of such damages from such default and shall not be considered a penalty. If the Transfer fails to occur on the relevant closing date solely by reason of a default by the Whitehall Group Transferor (other than as a result of any default by Hyatt), then, at the election of Hyatt, (x) the contract created by the Proposed Transfer Notice shall be terminated and the Interest Purchase Deposit shall be refunded to Hyatt; or (y) Hyatt may seek specific performance of such contract, but Hyatt shall have no other rights or remedies by reason of such breach. If the closing of the Transfer to Hyatt occurs, then the Interest Purchase Deposit shall be applied towards the Transfer Purchase Price at closing.

(f) Except as otherwise expressly provided herein, each party shall bear its own legal fees and expenses in connection with a Transfer under this Section 9.2, and the Whitehall Group Transferor and Hyatt (in the case of a Transfer pursuant to Section 9.2(d)) shall each indemnify the other against claims for brokers’ fees and commissions. If a Transfer is consummated with a Third Party Transferee, then the Whitehall Group Transferor (or the Third Party Transferee, if otherwise provided in any offer from such Third Party Transferee) shall bear any debt repayment or assumption fees and any transfer taxes and other closing costs as well as all costs of marketing the Interests and any legal fees incurred as transferor. If a Transfer is consummated with Hyatt pursuant to Section 9.2(d), then the Company shall bear any debt repayment or assumption fees and the Company shall bear any transfer taxes and other closing costs as well as all costs of marketing the Interests and any legal fees incurred as transferor.

9.3 Drag-Along Rights; Tag-Along Rights.

(a) Drag-Along Rights. Other than with respect to a Transfer by any member of the Whitehall Group in accordance with Section 9.4. In the event that any member, individually, or any members collectively, of the Whitehall Group (the “Proposing Member”) propose to Transfer all (but not less than all) its respective Interest to any Person after first offering such Interest to Hyatt pursuant to the provisions of Section 9.2, the Proposing Member may upon not less than fifteen (15) Business Days’ prior notice require the other Members to Transfer their Interest at the price and upon the same terms and conditions of such proposed Transfer. Each Member shall use its commercially reasonable efforts to cooperate with any Transfer pursuant to this Section 9.3(a) and shall take all necessary and desirable actions in connection with the consummation of the Transfer as are reasonably requested by the Proposing Member, including the provision of representations, warranties or indemnifications with respect to such Member’s Interest only; provided that no Member shall be required to incur any out-of-pocket expenses in connection with such Transfer that are not reimbursed to such Member; and provided further that no such Member shall be required to provide representations, warranties or indemnifications in connection with any such Transfer that would result in an aggregate liability in excess of such Member’s proceeds from such Transfer. The aggregate proceeds received from the Transfer of the Members’ Interests (i.e., the aggregate proceeds received for both the Proposing Member’s Interests and the Interests of any other Member who has exercised its “drag-along” rights pursuant to this Section 9.3(a)) pursuant to this Section 9.3(a) shall be allocated and distributed to the selling Members in accordance with the distribution provisions of Section 8.1(b), and subject to Section 8.3.

(b) Tag-Along Rights. If the Proposing Member proposes to Transfer greater than ten percent (10%) of its Interest to any Person that is not a Whitehall Permitted Transferee after first offering such Interest to Hyatt pursuant to the provisions of Section 9.2 and does not exercise its “drag-along rights” pursuant to Section 9.3(a), it shall nonetheless give each other Member not less than fifteen (15) Business Days’ prior notice of its proposed Transfer (including the price and other material terms thereof) and shall not Transfer its Interests to any Person unless each other Member is given the opportunity, to be exercised in a writing to the Proposing Member within ten (10) Business Days after receipt of the Proposing Member’s notice, to Transfer a portion of its Interests equal to the percentage that the Proposing Member proposes to Transfer of its Interests, at the price and upon the same terms and conditions of such proposed Transfer. If any other Member shall elect to exercise its right under this Section 9.3(b) (a “Tag-Along Member”) and Transfer its Interest as set forth in the first sentence hereof, the Interests sold to such Person shall be increased by the Tag-Along Member’s Interest or, in the discretion of the Proposing Member, the Interest to be sold by the Proposing Member and by the Tag-Along Member(s) shall be reduced pro rata, so that the Interest sold to such third party by the Proposing Member and Tag-Along Member(s) shall remain equal to the Interest which the Proposing Member originally proposed to sell. Each Member shall use its commercially reasonable efforts to cooperate with any Transfer pursuant to this Section 9.3(b) and shall take all necessary and desirable actions in connection with the consummation of the Transfer as are reasonably requested by the Proposing Member, including the provision of representations, warranties or indemnifications with respect to such Member’s Interest only; provided that no Member shall be required to incur any out-of-pocket expenses in connection with such Transfer that are not reimbursed to such Member; and provided further that no such Member shall be required to provide representations, warranties or indemnifications in connection with any such Transfer that would result in an aggregate liability in excess of such Member’s proceeds from such Transfer.

The aggregate proceeds received from the Transfer of the Members’ Interests (i.e., the aggregate proceeds received for both the Proposing Member’s Interests and the Interests of any other Member who has exercised its “tag-along” rights pursuant to this Section 9.3(b)) pursuant to this Section 9.3(b) shall be allocated among and distributed to the selling Members in accordance with the distribution provisions of Section 8.1(b), and subject to Section 8.3.

9.4 Permitted Whitehall Group Transfers.

(a) Any member of the Whitehall Group may, at any time and from time to time, Transfer its Interest (in whole or in part) to any other member of the Whitehall Group or to a Whitehall Permitted Transferee. Upon such Transfer any such assignee(s) shall automatically become Substituted Member(s) without any further consent, approval or other action. Upon such Transfer, the term “Whitehall Group” shall include each such assignee. The Members hereby agree that, at the request of any member of the Whitehall Group, they will enter into an amendment to this Agreement to further evidence or give effect to any Transfer pursuant to this Section 9.4(a). Prior to the expiration of the Lockout Period, no member of the Whitehall Group may engage in or permit a Transfer of any portion of its Interest other than to another member of the Whitehall Group or any Whitehall Permitted Transferee. Subject to Section 9.3, at any time after the end of the Lockout Period, any member of the Whitehall Group may Transfer its Interest (in whole or in part) to any other Person (not described in the preceding sentence) after complying with Section 9.2.

(b) Each member of the Whitehall Group may pledge or grant a security interest in all or part of its Interest to an Institutional Lender to secure a loan made in whole or in part to or guaranteed in whole or in part by that Member by that Institutional Lender, and the Institutional Lender will have the right, without consent of any Member, to foreclose on that Interest, but will not have the right to exercise the management rights of the Managing Members without Hyatt’s consent to each decision.

(c) No consent of any other Member is required to effect a Transfer under this Section 9.4 and Transfers under this Section 9.4 to Whitehall Permitted Transferees are not subject to either Section 9.2 or Section 9.3.

9.5 Permitted Hyatt Transfers.

(a) Notwithstanding the Lockout Period, Hyatt may, at any time and from time, Transfer, directly or indirectly, it’s Interest (in whole or in part) to one or more Hyatt Permitted Transferees. Prior to the expiration of the Lockout Period, Hyatt shall not engage in or permit a Transfer of any portion of its Interest other than to a Hyatt Permitted Transferee. Upon such Transfer any such assignee(s) shall automatically become Substituted Member(s) without any further consent, approval or other action. The Members hereby agree that, at the request of Hyatt, they will enter into an amendment to this Agreement to further evidence or give effect to any Transfer pursuant to this Section 9.5(a). At any time after the end of the Lockout Period, Hyatt may Transfer its Interest (in whole or in part) to any other Person (not described in the preceding sentence). Each Transferee of Hyatt shall, upon becoming a member of the Company, represent, warrant and covenant to the other Members the representations, warranties and covenants set forth in Section 2.7 (in each case as applies to such Transferee).

(b) No consent of any other Member (including the Managing Members) is required to effect a Transfer under this Section 9.5 and Transfers under this Section 9.5 are not subject to either Section 9.2 or Section 9.3.

9.6 Transfer Requirements. No Transfer may be made by any Member, and any of the Managing Members may prohibit and may refuse to accept any Transfer, if any of the following conditions are not satisfied:

(a) Either Managing Member has determined, in its discretion, and after obtaining any opinion of counsel it deems necessary, that registration is not required under the Securities Act for the Transfer; the Transfer does not violate the applicable federal or state securities, real estate syndication, or comparable laws; the Transfer does not result in the imposition of any state, city or local transfer taxes, (unless the Transferor or Transferee pays the taxes); and the Transfer does not cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code.

(b) The Transferee has made such representations, warranties and covenants evidencing compliance with U.S. federal and state securities laws (including representations as to its net worth, sophistication and investment intent) as either Managing Member deems necessary.

(c) A duplicate original of the assignment or instrument of transfer, duly executed and acknowledged by the assignor or transferor, has been delivered to the Company, and the assignment or instrument evidences the written acceptance by the Transferee of all the terms and provisions of this Agreement, the Transferee’s representation that the Transfer was made in accordance with all applicable laws and regulations, and the consent to the Transfer required under Article 9, if any.

(d) The Transfer does not violate the terms of the Property Management Agreement.

9.7 Requirements for Admission of a Substituted Member.

(a) A Member who assigns its entire Interest pursuant to a Transfer or Transfers permitted under this Agreement will not cease to be a Member of the Company unless and until a Substituted Member is admitted in its place. However, an assigning Member may, prior to the admission of a Substituted Member, assign its economic interest in its Interest, to the extent otherwise permitted under this Article 9.

(b) Any Person who is a Transferee of any portion of the Interest of a Member and who has satisfied the requirements of this Article 9 will become a Substituted Member only after either Managing Member has entered the Transferee as a Member on the books and records of the Company (which Managing Member shall do upon satisfaction of such requirements), and the Transferee has paid all reasonable legal fees and filing costs in connection with the substitution as a Member. Notwithstanding the foregoing, any Transferee that is a Whitehall Permitted Transferee or a Hyatt Permitted Transferee shall automatically become a Substituted Member upon satisfaction of the conditions set forth in Section 9.6 and the payment by the Permitted Transferee of all reasonable legal fees and filing costs in connection with the substitution as a Member.

(c) A Transferee of any of the Interest of a Member who does not become (or has ceased to be) a Substituted Member and desires to make a further Transfer of its Interest, or any part thereof, must comply with the requirements of this Article 9 to the same extent as any Member desiring to make a Transfer of its Interest.

9.8 Acceptance of Prior Acts. Any Person, by becoming a Member, accepts, ratifies and is bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company prior to the date it became a Member and, without limiting the generality of the foregoing, ratifies and approves all agreements and other instruments executed and delivered on behalf of the Company which are in force and effect on that date.

ARTICLE 10.

DISSOLUTION OF THE COMPANY;

WINDING-UP AND DISTRIBUTION OF ASSETS

10.1 Dissolution.

(a) The Company will be dissolved and its affairs wound up upon the first to occur of the following:

(i) the sale or other disposition of all the Company Assets and receipt of the final payment of any installment obligation received as a result of the sale or disposition;

(ii) the written consent of the Members;

(iii) any event that makes it unlawful for the Company’s business to be continued;

(iv) the issuance of a decree by any court of competent jurisdiction that the Company be dissolved and liquidated; or

(v) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b) Except to the extent provided in Article 9, no Member has the right to (i) withdraw or resign as a Member of the Company, (ii) redeem, or request redemption of, its Interest or any part thereof or (iii) dissolve itself voluntarily.

(c) Except as otherwise provided in Section 10.1(a), the Company will not be dissolved or terminated by reason of the Bankruptcy, removal, withdrawal, dissolution or admission of any Member.

10.2 Winding-Up.

(a) If the Company is dissolved under Section 10.1(a), either Managing Member or a liquidating trustee, as the case may be, shall wind up the Company’s affairs.

(b) Upon dissolution of the Company and until the filing of a certificate of cancellation as provided in the Act, either Managing Member or a liquidating trustee, as the case may be, may, in the name of, and on behalf of, the Company, prosecute and defend suits, whether civil, criminal or administrative, settle and close the Company’s business, dispose of and convey the Company’s property, discharge or make reasonable provision for the Company’s liabilities, and distribute to the Members in accordance with Section 10.3 any remaining assets of the Company. The previous sentence does not affect the liability of Members nor impose liability on any liquidating trustee.

(c) Upon completing the winding-up of the Company, either Managing Member or liquidating trustee, as the case may be, shall file a certificate of cancellation in the Office of the Secretary of State of Delaware as provided in the Act.

10.3 Distribution of Assets. Upon the winding-up of the Company, the assets will be distributed as follows:

(a) to the payment of expenses of the liquidation;

(b) to the payment of debts and liabilities of the Company, including debts and liabilities owed to Members (other than liabilities for distributions to Members and former members under Section 18-601 or Section 18-604 of the Act) to the extent permitted by applicable law, in order of priority as provided by applicable law;

(c) to the setting up of any reserves that either Managing Member or the liquidating trustee, as the case may be, determines are reasonably necessary for the payment of any contingent or unforeseen liabilities or obligations of the Company or the Members;

(d) to the payment of debts and liabilities of the Company owed to Members to the extent not paid under Section 10.3(b) above; and

(e) to the Members in accordance with the positive balance in each Member’s Capital Account.

Distributions to a Member pursuant to this Section 10.3 will only be made after payment in full by that Member (in its capacity as a Debtor Member) of any Member Loans owed to any Lender Members out of such distributions. Such payment will be deemed a distribution to the relevant Debtor Member, followed by repayment by that Debtor Member to the relevant Lender Members of the Member Loans.

ARTICLE 11.

AMENDMENTS

11.1 Amendments. No amendment or modifications to any terms of this Agreement, or cancellation of this Agreement, shall be valid unless with the consent of all of the Members and in writing and signed by all of the Members; provided, however, that the Managing Members may amend Schedule 6.1(a) from time to time to reflect the capital contributions made by the Members as provided in this Agreement or to reflect the addition or substitution of a Member as provided in this Agreement. No amendment, modification, supplement, discharge or waiver hereof or hereunder requires the consent of any Person not a party to this Agreement. Notwithstanding the foregoing, the Members agree that either Managing Member (without the consent of any other Member) shall have right to amend this Agreement in order to comply with any customary “single purpose entity” requirements or other requirements of any lenders or rating agency. Notwithstanding the foregoing, no consent of any Member other than a Managing Member shall be required for an amendment or restatement entered into merely to reflect any Transfer made pursuant to Section 9.4 or Section 9.5.

11.2 Additional Members. If this Agreement is amended as a result of adding or substituting a Member, the amendment to this Agreement must be signed by the Members, by the Person to be added or substituted and by the assigning Member, if any. In making any amendments, the Managing Members shall prepare and file for recordation any necessary documents and certificates.

ARTICLE 12.

MISCELLANEOUS

12.1 Further Assurances. Each party to this Agreement shall execute, acknowledge, deliver, file and record any further certificates, amendments, instruments and documents, and shall do all other acts and things that either Managing Member deems are necessary or advisable to carry out this Agreement, or as are required by law.

12.2 Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any party to this Agreement may desire or be required to give hereunder must be in writing and must be given (i) by hand delivery, (ii) by depositing the same in the United States mail, first-class, postage prepaid, (iii) by certified mail, return receipt requested, (iv) by a recognized overnight courier service providing confirmation of delivery, or (v) by facsimile transmission with a copy of any such notice sent by regular first class mail (with confirmation of receipt) to the address or facsimile numbers set forth on Schedule 2.6, as applicable, or at any other address designated by the addressee thereof (or, in the case of the Company, as designated by either Managing Member) upon written notice to all of the Members. All notices given pursuant to this Section 12.2 are deemed to have been given on the date of delivery (if delivered by hand) or on the date of delivery as established by the return receipt, courier service confirmation (or the date on which the return receipt, or courier service confirms that acceptance of delivery was refused by the addressee), or facsimile confirmation received by the sender.

12.3 Headings and Captions. All headings and captions contained in this Agreement and the table of contents hereto are inserted for convenience only and are not a part of this Agreement.

12.4 Variance of Pronouns. All pronouns and all variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or entity may require.

12.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which constitutes an original and all of which, when taken together, constitute one Agreement. This Agreement may be executed by telecopier or other facsimile signature and any such signature is an original for all purposes.

12.6 GOVERNING LAW. THIS AGREEMENT IS GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

12.7 Arbitration.

(a) Arbitration is the exclusive method for resolution of any claims or disputes arising out of, or in connection with, this Agreement or the business or affairs of the Company or any Subsidiary, and the determination of the arbitrators will be final and binding (except to the extent there exist grounds for vacation of an award under applicable arbitration statutes) on the Members.

(i) The parties agree that they will give conclusive effect to the arbitrators’ determination and award and that judgment thereon may be entered in any court having jurisdiction.

(ii) The AAA Commercial Arbitration Rules will apply to any proceedings commenced under this Section 12.7.

(iii) The arbitrators may issue awards for compensatory damages and/or equitable remedies (including injunctive relief and specific performance) only and may not, and will have no power to, award indirect, consequential, or punitive damages.

(iv) The parties waive any claim for, and the arbitrators will have no power to award, damages for defamation, negligent or intentional infliction of emotional distress, or similar torts based on harm to one’s reputation or emotional or mental condition.

(v) The arbitrators may award the prevailing party its attorneys’ fees and other costs incurred in connection with the proceeding. If any party fails to appear at any properly noticed arbitration proceeding, an award may be entered against that party by default or otherwise, notwithstanding such failure to appear.

(b) The number of arbitrators will be three, each of whom will be disinterested in the dispute or controversy and impartial with respect to all parties hereto. A Member must commence arbitration by serving a demand for arbitration on the other Members and the AAA. The initiating Member (“Claimant”) must appoint an arbitrator within 10 Business Days of the demand. The respondent(s), collectively, must appoint an arbitrator within 10 Business Days of the appointment of an arbitrator by the Claimant. The third arbitrator will be appointed by both arbitrators within 10 Business Days of appointment of the second arbitrator. If they cannot agree, the AAA will appoint the third arbitrator.

(c) The place of arbitration will be the Borough of Manhattan, The City of New York. The arbitration will be conducted in the English language. The arbitrators shall decide the dispute in accordance with the law of Delaware. To the fullest extent permitted by law, they shall apply the Commercial Arbitration Rules of the AAA, except to the extent that such rules conflict with the provisions of this Section 12.7, in which event the provisions of this Section 12.7 control. The arbitration provisions contained herein are self-executing and will remain in full force and effect after expiration or termination of this Agreement.

12.8 Partition. No Member nor any successor-in-interest to any Member has the right to have the property of the Company or any Subsidiary partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Company or any Subsidiary partitioned, and each Member, on behalf of itself, its successors, representatives, heirs and assigns, hereby waives any such right.

12.9 Invalidity. Every provision of this Agreement is intended to be severable. The invalidity and unenforceability of any particular provision of this Agreement in any jurisdiction will not affect the other provisions hereof, and this Agreement must be construed in all respects as if that invalid or unenforceable provision were omitted.

12.10 Successors and Assigns. This Agreement is binding upon the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and legal assigns and inures to the benefit of the parties hereto and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and legal assigns. No Person other than the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and permitted assigns has any rights or claims under this Agreement.

12.11 Entire Agreement. This Agreement, together with all Schedules and Exhibits attached hereto (which are incorporated herein by reference), supersedes all prior agreements among the parties with respect to the subject matter hereof, including the Original Agreement and the Original Amended Agreement, and contains the entire agreement among the parties with respect to its subject matter.

12.12 No Waivers; Remedies. No failure on the part of any party to this Agreement to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. Any waiver shall be in writing and signed by the party against whom the waiver is effective. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

12.13 No Brokers. The members of the Whitehall Group represent and warrant to Hyatt that there are no brokerage commissions or finders’ fees (or any basis therefor) resulting from any action taken by the Managing Members or any Person acting or purporting to act on their behalf upon entering into this Agreement. Hyatt represents and warrants to the members of the Whitehall Group that there are no brokerage commissions or finders’ fees (or any basis therefor) resulting from any action taken by Hyatt or any Person acting or purporting to act on its behalf upon entering into this Agreement. Each Member shall indemnify and defend each other Member for all costs, damages or other expenses arising out of any misrepresentation made in connection with this Section 12.13.

12.14 Maintenance as a Separate Entity. The Company shall maintain books and records and Bank Accounts separate from those of its Affiliates; shall at all times hold itself out to the public as a legal entity separate and distinct from any of its Affiliates (including in its operating activities, in entering into any contract, in preparing its financial statements, and on its stationery and any signs it posts), and shall cause its Subsidiary to do the same and to conduct business with it on an arm’s-length basis; shall not commingle its assets with assets of any of its Affiliates; shall not guarantee any obligation of any of its Affiliates; and shall cause its business to be carried on by the Members.

12.15 Confidentiality.

(a) Each Member shall not disclose or permit the disclosure of any of the terms of this Agreement or of any other confidential, non-public or proprietary information relating to the Property or the business of the Company or any Subsidiary (collectively, “Confidential Information”), except that such disclosure may be made (i) to any Person who is a member, partner, officer, investor, director or employee of such Member, any Person who is reasonably likely to become a member, partner, officer, investor, director or employee of such Member, or counsel to or accountants of such Member solely for their use and on a need-to-know basis, as long as such Persons are notified of the Members’ confidentiality obligations hereunder, (ii) with the prior consent of the other Members, (iii) subject to the next paragraph, in response to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, (iv) to any lender or prospective lender providing financing to the Company or any Subsidiary and any prospective purchaser of the Property or (v) as required by applicable law.

(b) If a Member receives a request or demand to disclose any Confidential Information under a subpoena or order, that Member shall (i) promptly notify the other Members thereof, (ii) consult with the other Members on the advisability of taking steps to resist or narrow that request or demand and (iii) if disclosure is required or deemed advisable, cooperate with any of the other Members to obtain an order or other assurance that confidential treatment will be accorded the Confidential Information that is disclosed.

(c) No Member may issue or publish any press release or other public communication about the formation or existence of the Company or any Subsidiary without the express written consent of the Managing Members.

(d) Each of the parties to the proposed transactions described herein (and each employee, representative or other agent thereof) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions described herein and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties, their respective Affiliates, and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the proposed transaction but does not include the identity of the parties or their respective Affiliates.

12.16 No Third Party Beneficiaries. This Agreement does not grant any rights, benefits or privileges to any Person not a party to this Agreement. No creditor of the Company, any Subsidiary, or of any Member, has any right whatsoever to require any Member to contribute capital to the Company or any Subsidiary.

12.17 Power of Attorney.

(a) Each of the undersigned irrevocably constitutes and appoints the Managing Members with full power of substitution, as its true and lawful attorney, in its name, place and stead, to execute, acknowledge, swear to, deliver, record and file, as appropriate and in accordance with this Agreement (i) all amendments to the original Certificate of Formation required or permitted by law or the provisions of this Agreement, (ii) all certificates and other instruments requiring execution by the Members or any of them and deemed necessary or advisable by either Managing Member to qualify or continue the Company as a company wherein the members have limited liability in the jurisdictions where the Company conducts its operations, (iii) all instruments requiring execution by the Members or any of them and that either Managing Member deems appropriate to reflect the substitution of Transferees as Substituted Members pursuant to Section 9.7, and (iv) all conveyances and other instruments deemed necessary or advisable by either Managing Member to effect the dissolution and termination of the Company in accordance with this Agreement.

(b) The powers of attorney granted pursuant to this Section 12.17 are coupled with an interest and will be irrevocable and survive and not be affected by the subsequent death, incapacity, disability, Bankruptcy or dissolution of the grantor; may be exercised by either Managing Member either by signing separately as attorney-in-fact for each Member or by either Managing Member acting as attorneys-in-fact for all of them; and will survive the delivery of an assignment by a Member of the whole or any fraction of its Interest, except that, where the whole of such Member’s Interest has been assigned in accordance with this Agreement, the power of attorney of the assignor will survive the delivery of that assignment for the sole purpose of enabling the Members to execute, acknowledge, swear to, deliver, record and file any instrument necessary or appropriate to effect such substitution. In the event of any conflict between this Agreement and any document, instrument, conveyance or certificate executed or filed by either Managing Member pursuant to such power of attorney, this Agreement controls.

(c) Each Member shall execute and deliver to either Managing Member, within 5 days after the receipt of Managing Member’s request, any further designations, powers of attorney and other instruments that either Managing Member deems necessary or appropriate.

12.18 Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.

12.19 Partnership for Tax Purposes. The Company must be treated as a partnership for tax purposes under U.S. federal, state and local income tax laws. Neither the Company nor any of its Members may take any action or position or make any election for U.S. federal, state or local income tax purposes, in a tax return or otherwise, that is inconsistent with the classification of the Company as a partnership for U.S. federal, state and local income tax purposes, including any election under Treasury Regulations Section 301.7701-3 to treat the Company as a corporation for U.S. federal income tax purposes.

12.20 Property Management Agreement. This Agreement shall not alter, limit, waive or otherwise modify any of the rights, remedies or obligations of the parties to the Property Management Agreement as set forth therein. Furthermore, any default by Hyatt under the terms of this Agreement shall not be deemed a default under the Property Management Agreement, and vice versa.

12.21 Acquisition Mortgage Loan. Each member of the Whitehall Group acknowledges that an Affiliate of Hyatt is an Acquisition Mortgage Lender, and agrees that this Agreement shall not alter, limit, waive or otherwise modify any of the rights, remedies or obligations of the parties to the documents evidencing the Acquisition Mortgage Loan as set forth therein.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Limited Liability Company Agreement as of the day and year first above written.

W2007 FINANCE SUB, LLC, a Delaware limited liability company

By:	WHITEHALL STREET GLOBAL REAL ESTATE LIMITED PARTNERSHIP 2007, its managing member

By:	WH ADVISORS, L.L.C. 2007, its General Partner

By:	/s/ Roy Lapinus
Name:	Roy Lapinus
Title:

WHITEHALL PARALLEL GLOBAL REAL ESTATE LIMITED PARTNERSHIP 2007, a Delaware limited partnership

By:	WH PARALLEL ADVISORS, L.L.C. 2007, its General Partner

By:	/s/ Roy Lapinus
Name:	Roy Lapinus
Title:

HYATT CORPORATION, a Delaware corporation

By:	/s/ Mark Hoplamazian
Name:	Mark Hoplamazian
Title:	CEO

SCHEDULE 1

Legal Description of the Property

-ITEM I:-

TAX MAP KEY (1) 2-6-023-011

TAX MAP KEY (1) 2-6-023-010

(A)

LEASE

LESSOR: BUSINESS MEN’S ASSURANCE COMPANY OF AMERICA, a Missouri corporation, and BANKERS LIFE INSURANCE COMPANY OF NEBRASKA, a Nebraska corporation

LESSEE: HEMMETER INVESTMENT COMPANY, a registered Hawaii general partnership

DATED:	May 3, 1974
FILED:	Land Court Document No. 678622
RECORDED:	Liber 9879 Page 324
TERM:	seventy-three (73) years and ten (10) months commencing March 1, 1974 and terminating at midnight, December 31, 2047

Said above Lease was amended by instrument dated November 16, 1976, filed as Land Court Document No. 789469, recorded in Liber 11803 at Page 264.

THE LESSEE’S INTEREST BY MESNE ASSIGNMENTS ASSIGNED

ASSIGNOR: AZABU BUILDINGS CO., LTD., a Japan corporation, Debtor and Debtor-in-Possession in those certain proceedings entitled In re Azabu Buildings Co., Ltd., Bk. Case No. 05-50011, United States Bankruptcy Court for the District of Hawaii

ASSIGNEE: AZABU NEWCO, INC., a Delaware corporation

DATED:	July 14, 2008
FILED:	Land Court Document No. 3769130
RECORDED:	Document No. 2008-112671

NOTE – Azabu Newco, Inc., a Delaware corporation, is now known as W2007 WKH Owner, LLC, a Delaware limited liability company, as set forth by Certificate of Merger filed as Land Court Document No. 3775264, and Affidavit recorded as Document No. 2008-121841.

(B)

SUBLEASE

SUBLESSOR: HEMMETER INVESTMENT COMPANY

SUBLESSEE: HEMMETER CENTER CORP.

DATED:	May 3, 1974
FILED:	Land Court Document No. 678623
RECORDED:	Liber 9879 Page 361
TERM:	seventy-three (73) years and ten (10) months less one (1) day commencing March 1, 1974, and terminating midnight, December 30, 2047

Said Sublease was amended and supplemented by instrument dated November 16, 1976, filed as Land Court Document No. 789470, recorded in Liber 11803 at Page 274.

The Sublessee’s interest by mesne assignments assigned to AZABU NEWCO, INC., a Delaware corporation, by instrument dated July 14, 2008, filed as Land Court Document No. 3769130, recorded as Document No. 2008-112671.

NOTE – Azabu Newco, Inc., a Delaware corporation, is now known as W2007 WKH Owner, LLC, a Delaware limited liability company, as set forth by Certificate of Merger filed as Land Court Document No. 3775264, and Affidavit recorded as Document No. 2008-121841.

Said Lease and Sublease, as amended, demising the following described premises:

-FIRST:-

All of those certain parcels of land situate at Waikiki, Honolulu, City and County of Honolulu, State of Hawaii, described as follows:

LOTS: C, area 16,804 square feet, and

D, area 651 square feet, more or less,

as shown on Map 4, filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii with Land Court Application No. 1677 of Matson Navigation Company;

As to Lot C, together with access over Lot D to a public highway, as set forth by Land Court Order No. 13415, filed January 6, 1955.

Being land(s) described in Transfer Certificate of Title No. 404,048 issued to C.K. (NEVADA) LLC, a Nevada limited liability company.

-SECOND:-

All of those certain parcels of land situate at Kalia, Waikiki, Honolulu, City and County of Honolulu, State of Hawaii, being LOTS 45 and 54 of the “ROYAL GROVE TRACT”, as shown on File Plan Number 149, filed in the Bureau of Conveyances of the State of Hawaii, and containing an aggregate area of 10,000 square feet, more or less.

-ITEM II:-

TAX MAP KEY (1) 2-6-023-005

(A)

LEASE

LESSOR: HAWAIIAN TRUST COMPANY, LIMITED, a Hawaii corporation, and HARRY STEINER, Trustees under the Will of James Steiner, deceased,

LESSEE : HEMMETER INVESTMENT COMPANY, a registered Hawaii general partnership,

DATED:	October 9, 1975
FILED:	Land Court Document No. 737643
TERM:	commencing October 9, 1975 and terminating at midnight, December 31, 2047

THE LESSEE’S INTEREST BY MESNE ASSIGNMENTS ASSIGNED

ASSIGNOR: AZABU BUILDINGS CO., LTD., a Japan corporation, Debtor and Debtor-in-Possession in those certain proceedings entitled In re Azabu Buildings Co., Ltd., Bk. Case No. 05-50011, United States Bankruptcy Court of the District of Hawaii

ASSIGNEE: AZABU NEWCO, INC., a Delaware corporation

DATED:	July 14, 2008
FILED:	Land Court Document No. 3769130
RECORDED:	Document No. 2008-112671

NOTE – Azabu Newco, Inc., a Delaware corporation, is now known as W2007 WKH Owner, LLC, a Delaware limited liability company, as set forth by Certificate of Merger filed as Land Court Document No. 3775264, and Affidavit recorded as Document No. 2008-121841.

(B)

SUB-SUBLEASE

SUB-SUBLESSOR: BUSINESS MEN’S ASSURANCE COMPANY OF AMERICA

SUB-SUBLESSEE: BANKERS LIFE INSURANCE COMPANY OF NEBRASKA

DATED:	October 9, 1975
FILED:	Land Court Document No. 737647
TERM:	seventy-two years commencing October 9, 1975, and terminating midnight, December 29, 2047

Said Sub-Sublease was amended by instrument dated November 16, 1976, filed as Land Court Document No. 789466.

The Sub-Sublessee’s interest by mesne assignments assigned to AZABU NEWCO, INC., a Delaware corporation, by instrument dated July 14, 2008, filed as Land Court Document No. 3769130, recorded as Document No. 2008-112671.

NOTE – Azabu Newco, Inc., a Delaware corporation, is now known as W2007 WKH Owner, LLC, a Delaware limited liability company, as set forth by Certificate of Merger filed as Land Court Document No. 3775264, and Affidavit recorded as Document No. 2008-121841.

Said Lease and Sub-Sublease, as amended, demising the following described premises:

All of that certain parcel of land situate on the northeast side of Kalakaua Avenue at Kapuni and Uluniu, Waikiki, Honolulu, City and County of Honolulu, State of Hawaii, described as follows:

LOT 1, area 10,000 square feet, more or less, as shown on Map 1, filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii with Land Court Application No. 1840 of Harry Steiner and Hawaiian Trust Company, Limited, Trustees under the Will and of the Estate of James Steiner, deceased;

Being land(s) described in Transfer Certificate of Title No. 497,237 issued to 2424 KALAKAUA ASSOCIATES, a Hawaii limited partnership.

-ITEM III:-

TAX MAP KEY (1) 2-6-023-077

TAX MAP KEY (1) 2-6-023-009

TAX MAP KEY (1) 2-6-023-078

TAX MAP KEY (1) 2-6-023-080

TAX MAP KEY (1) 2-6-023-012

(A)

SUBLEASE

SUBLESSOR: BUSINESS MEN’S ASSURANCE COMPANY OF AMERICA, a Missouri corporation, and BANKERS LIFE INSURANCE COMPANY OF NEBRASKA, a Nebraska corporation

SUBLESSEE: HEMMETER INVESTMENT COMPANY, a registered Hawaii general partnership

DATED:	May 3, 1974
FILED:	Land Court Document No. 678620
RECORDED:	Liber 9879 Page 60
TERM:	seventy-five (75) years less one (1) day, commencing January 1, 1973, and terminating at midnight, December 30, 2047

Said Sublease was amended by instrument dated November 16, 1976, filed as Land Court Document No. 789461, recorded in Liber 11803 at Page 219.

THE SUBLESSEE’S INTEREST BY MESNE ASSIGNMENTS ASSIGNED

ASSIGNOR: AZABU BUILDINGS CO., LTD., a Japan corporation, Debtor and Debtor-in-Possession in those certain proceedings entitled In re Azabu Buildings Co., Ltd., Bk. Case No. 05-50011, United States Bankruptcy Court for the District of Hawaii

ASSIGNEE: AZABU NEWCO, INC., a Delaware corporation

DATED:	July 14, 2008
FILED:	Land Court Document No. 3769130
RECORDED:	Document No. 2008-112671

NOTE – Azabu Newco, Inc., a Delaware corporation, is now known as W2007 WKH Owner, LLC, a Delaware limited liability company, as set forth by Certificate of Merger filed as Land Court Document No. 3775264, and Affidavit recorded as Document No. 2008-121841.

(B)

SUB-SUBLEASE

SUB-SUBLESSOR: HEMMETER INVESTMENT COMPANY

SUB-SUBLESSEE: HEMMETER CENTER CORP.

DATED:	May 3, 1974
FILED:	Land Court Document No. 678621
RECORDED:	Liber 9879 Page 116
TERM:	seventy-five (75) years less two (2) days, commencing January 1, 1973, and terminating midnight, December 29, 2047

Said Sub-Sublease was amended by instrument dated November 16, 1976, filed as Land Court Document No. 789463, recorded in Liber 11803 at Page 231.

The Sub-Sublessee’s interest by mesne assignments assigned to AZABU NEWCO, INC., a Delaware corporation, by instrument dated July 14, 2008, filed as Land Court Document No. 3769130, recorded as Document No. 2008-112671.

NOTE – Azabu Newco, Inc., a Delaware corporation, is now known as W2007 WKH Owner, LLC, a Delaware limited liability company, as set forth by Certificate of Merger filed as Land Court Document No. 3775264, and Affidavit recorded as Document No. 2008-121841.

Said Sublease and Sub-Sublease, as amended, demising the following described premises:

-FIRST:-

All of those certain parcels of land situate on the Northeast side of Kalakaua Avenue at Kapuni and Uluniu, Waikiki, Honolulu, City and County of Honolulu, State of Hawaii, described as follows:

LOTS: 2, area 9,350 square feet,

3, area 7,650 square feet,

4, area 40,000 square feet,

5, area 5,000 square feet,

6, area 5,000 square feet, and

7, area 5,000 square feet, more or less,

as shown on Map 1, filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii with Land Court Application No. 1840 of Harry Steiner and Hawaiian Trust Company, Limited, Trustees under the Will and of the Estate of James Steiner, deceased;

Being land(s) described in Transfer Certificate of Title No. 497,237 issued to 2424 KALAKAUA ASSOCIATES, a Hawaii limited partnership.

-SECOND:-

All of that certain parcel of land situate at Waikiki, Honolulu, City and County of Honolulu, State of Hawaii, being LOT 47 of the “ROYAL GROVE TRACT”, as shown on File Plan Number 149, filed in the Bureau of Conveyances of the State of Hawaii, and containing an area of 5,000 square feet, more or less.

-ITEM IV:-

TAX MAP KEY (1) 2-6-023-006

(A)

SUBLEASE

SUBLESSOR: BUSINESS MEN’S ASSURANCE COMPANY OF AMERICA, a Missouri corporation, and BANKERS LIFE INSURANCE COMPANY OF NEBRASKA, a Nebraska corporation

SUBLESSEE: HEMMETER INVESTMENT COMPANY, a registered Hawaii general partnership

DATED:	May 3, 1974
RECORDED:	Liber 9879 Page 223
TERM:	seventy-four (74) years and one (1) month less two (2) days commencing on December 1, 1973, and ending on December 29, 2047

Said Sublease was amended by instrument dated November 16, 1976, recorded in Liber 11803 at Page 245.

THE SUBLESSEE’S INTEREST BY MESNE ASSIGNMENTS ASSIGNED

ASSIGNOR: AZABU BUILDINGS CO., LTD., a Japan corporation, Debtor and Debtor-in-Possession in those certain proceedings entitled In re Azabu Buildings Co., Ltd., Bk. Case No. 05-50011, United States Bankruptcy Court for the District of Hawaii

ASSIGNEE: AZABU NEWCO, INC., a Delaware corporation

DATED:	July 14, 2008
FILED:	Land Court Document No. 3769130
RECORDED:	Document No. 2008-112671

NOTE – Azabu Newco, Inc., a Delaware corporation, is now known as W2007 WKH Owner, LLC, a Delaware limited liability company, as set forth by Certificate of Merger filed as Land Court Document No. 3775264, and Affidavit recorded as Document No. 2008-121841.

(B)

SUB-SUBLEASE

SUB-SUBLESSOR: HEMMETER INVESTMENT COMPANY

SUB-SUBLESSEE: HEMMETER CENTER CORP.

DATED:	May 3, 1974
RECORDED:	Liber 9879 Page 277
TERM:	seventy-four (74) years and one (1) month less three (3) days commencing on December 1, 1973, and ending on December 28, 2047

Said Sub-Sublease was amended by instrument dated November 16, 1976, recorded in Liber 11803 at Page 253.

The Sub-Sublessee’s interest by mesne assignments assigned to AZABU NEWCO, INC., a Delaware corporation, by instrument dated July 14, 2008, filed as Land Court Document No. 3769130, recorded as Document No. 2008-112671.

NOTE – Azabu Newco, Inc., a Delaware corporation, is now known as W2007 WKH Owner, LLC, a Delaware limited liability company, as set forth by Certificate of Merger filed as Land Court Document No. 3775264, and Affidavit recorded as Document No. 2008-121841.

Said Sublease and Sub-Sublease, as amended, demising the following described premises:

All of those certain parcels of land situate at the corner of Uluniu and Koa Avenues at Waikiki, Honolulu, City and County of Honolulu, State of Hawaii, being LOTS 77, 78 and 79 of the “ROYAL GROVE TRACT”, as shown on File Plan Number 149, filed in the Bureau of Conveyances of the State of Hawaii, and containing an area of 15,000 square feet, more or less, said lots having a frontage on Koa Avenue of 150 feet, a frontage on Uluniu Avenue of 100 feet and a depth along Lot 80 of 100 feet and a width along Lots 84, 85 and 86 of 150 feet.

SCHEDULE 2.6

Names and Addresses of Members and Counsel

Managing Members:

W2007 Finance Sub, LLC and
Whitehall Parallel Global Real Estate Limited Partnership 2007 c/o Whitehall Street Global Real Estate Limited Partnership 2007 85 Broad Street New York, New York 10004-2456
Attention:	Whitehall Chief Financial Officer, Whitehall General Counsel
Telephone:	(212) 902-1000
Facsimile:	(212) 357-5505

Counsel:

Anthony J. Colletta, Esq. Sullivan & Cromwell LLP
125 Broad Street New York, New York 10004-2498
Telephone:	(212) 558-4608
Facsimile:	(212) 291-9029

Hyatt:

Hyatt Corporation
71 South Wacker Drive, 12th Floor
Chicago, Illinois 60606
Attention:	General Counsel
Telephone:	(312) 780-5816
Facsimile:	(312) 780-5282

Counsel:

Stephen G. Tomlinson, P.C., and Gary E. Axelrod, Esq.
Kirkland & Ellis LLP
200 E. Randolph Drive
Chicago, Illinois 60601
Telephone:	(312) 861-2000
Facsimile:	(312) 861-2200

SCHEDULE 3.4

Representatives of the Members

Representatives of Hyatt

Charles Ephraim

Tiffany Leadbetter

Representatives of the Managing Members

Roy Lapidus

Alan S. Kava

Steven Angel

SCHEDULE 3.7

Post-Property Closing Organizational Structure

SCHEDULE 6.1(a)

Capital Contributions of the Members

Member	Capital Contributions and Capital Account as of July , 2008	Property Closing Date Capital Contributions[1]
Finance Sub	$34,517,638.74	$30,276,146.52

Whitehall Parallel	$1,126,861.26	$988,393.70

Hyatt	$8,855,500.00	$(1,445,953.22)

Total	$44,500,000.00	$29,818,587.00

[1]

The Members intend that this Schedule 6.1(a) will be modified at the time the Members make the following payments in accordance with their respective Percentage Interest as of the Property Closing Date: (i) the Deposit and (ii) the purchase price pursuant to the Acquisition Agreement.

EXHIBIT A

FORM OF MEMBER LOAN NOTE

$[—]	[—], 200[—]

FOR VALUE RECEIVED, the undersigned, [INSERT NAME OF THE DEBTOR MEMBER], a [INSERT TYPE OF ENTITY] (the “Maker”), does hereby promise to pay to [INSERT NAME OF FUNDING MEMBER], a [INSERT TYPE OF ENTITY] (the “Payee”), or its order, at its offices in New York, New York, or such other address as may be duly designated by the holder of this Note, [—] ($[—]), with interest thereon at the rate equal to twenty-five percent (25%) per annum. The principal amount of the loan together with any interest thereon is payable on the Maturity Date (as defined below).

“Business Day” means a day upon which banks in New York City are not authorized or required by law to be closed.

“Maturity Date” means the earliest of the date on which (i) the final liquidating distribution by the Company and (ii) any sale of the Maker’s Interest is completed.

1. Capitalized terms used but not defined herein have the meaning set forth in the Second Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) of W2007 WKH Holdings, LLC (the “Company”), dated as of October 9, 2009.

2. Interest due on this Note is calculated on the basis of a 360-day year for the actual number of days elapsed prior to the Maturity Date and shall be compounded monthly.

3. This Note evidences a Member Loan made by Payee to Maker pursuant to Section 6.3 of the LLC Agreement. This Note may be prepaid at any time by the Maker in whole or in part at the election of the Maker, in an amount equal to the outstanding principal amount thereof plus accrued interest.

4. The Maker hereby authorizes the Company to (i) make any and all distributions that would otherwise be payable to the Maker by the Company pursuant to Articles 8 and 11 of the LLC Agreement and (ii) pay any and all proceeds which would otherwise be payable to the Maker from, and upon the closing of, any sale of the Maker’s Interest in the Company, directly to the Payee and any other Members that have made Member Loans to the Maker (to be split among them pro rata in accordance with the relative amounts of such Member Loans to the Maker) until such time as the obligations evidenced by this Note have been paid in full.

5. If the Maker fails to repay this Note on the Maturity Date, the Maker shall reimburse the holder of this Note for all of its costs and expenses incurred in enforcing this Note, including reasonable attorneys’ fees and expenses. The obligations of the Maker hereunder shall be recourse only to the Maker’s Interest in the Company.

6. This Note may be discharged, terminated, amended, supplemented or otherwise modified only by an instrument in writing signed by the party against which enforcement of such discharge, termination or modification is sought.

7. To the fullest extent permitted by law, the Maker hereby waives diligence, presentment, protest and demand, notice of protest, dishonor and nonpayment of this Note and expressly agrees that, without in any way affecting the liability of the Maker hereunder, the holder hereof may extend the time for payment of any amount due hereunder, accept additional security, release any party liable hereunder or any security now or hereafter securing this Note, without in any other way affecting the liability and obligation of the Maker or any other person.

8. No failure by the holder hereof to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof will constitute a waiver of any such term or of any such breach. No waiver of any breach will affect or alter this Note, which will continue in full force and effect, nor will such waiver affect or alter the rights of the holder hereof with respect to any other then existing or subsequent breach. The acceptance by the holder hereof of any payment hereunder that is less than payment in full of all amounts due at the time of such payment will not, without the express written consent of the holder hereof: (i) constitute a waiver of the right to exercise any of such holder’s remedies at that time or at any subsequent time, (ii) constitute an accord and satisfaction, or (iii) nullify any prior exercise of any remedy.

9. No acceptance of a past due payment or indulgences granted from time to time may be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of the holder hereof thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or any other right granted hereunder or by law.

10. In case any one or more of the provisions of this Note are determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

11. Nothing contained in this Note or elsewhere may be deemed or construed to create a partnership or joint venture between the holder hereof and the Maker or between the holder hereof and any other person, or cause the holder hereof to be responsible in any way for the debts or obligations of the Maker or any other person.

12. It is hereby expressly agreed that, if from any circumstances whatsoever, fulfillment of any provision of this Note, at the time performance of such provision will be due, violates any applicable usury statute or any other law, then ipso facto such provision will be conformed to comply with such statute or law. In no event shall the Maker be bound to pay for the use, forbearance or detention of the money lent pursuant hereto, interest of more than the current legal limit; the right to demand any such excess being hereby expressly waived by the holder hereof.

13. THIS NOTE IS MADE UNDER AND IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CHOICE-OF-LAW RULES.

14. Any legal action or proceeding with respect to this Note may be brought in any state or federal court located in the State of New York. By execution and delivery hereof, the Maker hereby accepts for itself and in respect of property, generally and unconditionally, the jurisdiction of the aforesaid courts. Nothing herein, however, shall affect the right of the holder hereof to commence legal proceedings or otherwise proceed against Maker in any other jurisdiction.

15. WITH RESPECT TO ANY SUCH LEGAL ACTION OR PROCEEDING, THE MAKER HEREBY IRREVOCABLY WAIVES TRIAL BY JURY, AND THE MAKER HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTIONS. SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE MADE BY THE PAYEE ON THE MAKER BY MAILING A COPY OF THE SUMMONS AND ANY COMPLAINT TO THE MAKER, BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT WHITEHALL STREET GLOBAL REAL ESTATE LIMITED PARTNERSHIP 2007, 85 BROAD STREET, NEW YORK, NEW YORK 10004-2456, ATTENTION: WHITEHALL CHIEF FINANCIAL OFFICER, WHITEHALL GENERAL COUNSEL, SUCH PERSONS BEING HEREBY AUTHORIZED AND APPOINTED AS AGENT FOR SERVICE OF PROCESS BY MAKER.

IN WITNESS WHEREOF, the Maker has caused this instrument to be duly executed on the date in the year first above written.

MAKER:

[INSERT NAME OF MAKER]

By:
Name:
Title:

EXHIBIT B

FORM OF REIMBURSEMENT AGREEMENT

This Reimbursement Agreement, dated as of [            ], 200   (this “Agreement”), is made by and among W2007 Finance Sub, LLC, a Delaware limited liability company (“Finance Sub”), Whitehall Parallel Global Real Estate Limited Partnership 2007, a Delaware limited partnership (“Whitehall Parallel” and, together with Finance Sub and any of Sister Whitehall Funds that become Members pursuant to Section 9.4(a) of the LLC Agreement, the “Whitehall Members”) and Hyatt Corporation, a Delaware corporation (“Hyatt”; and, together with the Whitehall Members, the “Members”).

W I T N E S E T H:

WHEREAS, the Members formed W2007 WKH Holdings, LLC a Delaware limited liability company (the “Company”), in accordance with the statutes and laws of the State of Delaware, and the Members entered into a Second Amended and Restated Limited Liability Company Agreement, dated as of October 9, 2009 (the “LLC Agreement”; capitalized terms used but not defined herein shall have the meaning given such terms in the LLC Agreement);

WHEREAS, pursuant to the terms of Section 6.7 of the LLC Agreement, one or more of the Members and/or any of their respective Affiliates (on behalf of the Members) selected by the Members (any Member or Affiliate thereof that acts as such guarantor, a “Recourse Guarantor”;), may provide a Recourse Carveout Guaranty in connection with the initial acquisition financing (and any refinancing thereto) to the Companies and/or its Subsidiaries;

WHEREAS, each of Hyatt, on the one hand, and the Whitehall Members, on the other hand (as applicable, the “Reimbursement Party”) agrees pursuant to the terms of this Agreement and Section 6.7 of the LLC Agreement, to reimburse the other (on behalf of the Recourse Guarantor) for any payments made under any Recourse Carveout Guaranty by a Guarantor in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1. Guaranty Reimbursement.

(a) If, at any time, a Recourse Guarantor makes a payment (the amount of any such payment, the “Funded Amount”) under a Recourse Carveout Guaranty then, within five (5) Business Days after the later of (i) the payment of such Funded Amount by such Recourse Carveout Guaranty Guarantor and (ii) the Reimbursement Party receiving notice of the payment of such Funded Amount by such Recourse Carveout Guaranty Guarantor, then, subject to Section 1(c) below, the applicable Reimbursement Party shall reimburse the Recourse Guarantor an amount equal to its then Percentage Interest of the Funded Amount.

(b) All amounts required to be reimbursed by the Reimbursement Party under this Agreement shall be payable in immediately available funds and any failure by the Reimbursement Party to timely pay any amount due hereunder shall have the consequences described in the LLC Agreement.

(c) To the extent that any payment made under a Recourse Carveout Guaranty by a Recourse Guarantor is due to the gross negligence, willful misconduct, bad faith, fraud, misappropriation or any other criminal act by such Recourse Guarantor or any Affiliate thereof, then the Reimbursement Parties shall have no obligation to reimburse the Recourse Guarantor for any of the Funded Amount, and the Recourse Guarantor shall be liable for the entire Funded Amount without any rights or obligations against the Company, any of its Subsidiaries, any of the Members or any Reimbursement Party.

(d) To the extent that any payment made under a Recourse Carveout Guaranty by a Recourse Guarantor is due to the gross negligence, willful misconduct, bad faith, fraud, misappropriation or any other criminal act by a Reimbursement Party or any Affiliate thereof, the Reimbursement Party shall be liable to reimburse the Recourse Guarantor for the entire Funded Amount and not only the Percentage Interest of such Funded Amount.

2. Obligations Unconditional. The reimbursement obligations of each Reimbursement Party hereunder are absolute, irrevocable and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the obligation giving rise to the payment of the Funded Amount or any agreement or instrument relating thereto, or any substitution, release or exchange of any other guarantee of or security for any obligation, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor; it being the intent of the parties hereto that such obligations shall be absolute and unconditional under any and all circumstances. With respect to its obligations hereunder, the Reimbursement Party hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any other party exhaust any right, power or remedy or proceed against any Person.

3. Reinstatement. The obligations of the Reimbursement Party hereunder shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of such Reimbursement Party in respect of any obligation hereunder is rescinded or must be otherwise restored by the Person receiving such payment, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

4. Governing Law. THIS AGREEMENT IS GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

5. Consent to Jurisdiction. WITH RESPECT TO ANY SUCH LEGAL ACTION OR PROCEEDING, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY, AND HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTIONS.

6. Invalidity. Every provision of this Agreement is intended to be severable. The invalidity and unenforceability of any particular provision of this Agreement in any jurisdiction shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

7. Waivers. No waiver of any provision hereof by any party hereto shall be deemed a waiver by any other party nor shall any such waiver by any party be deemed a continuing waiver of any matter by such party.

8. Notices. Any notice or demand which is made hereunder shall be delivered in accordance with Section 12.2 of the LLC Agreement.

9. Assignment; Successors and Assigns; No Third-Party Rights. No party may assign its rights nor delegate its obligations under this Agreement, in whole or in part, without the prior written consent of each party hereto. This Agreement shall be binding upon the permitted successors and assigns of the parties hereto and shall inure to the benefit of each party and its successors and assigns. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement and any Recourse Carveout Guaranty Guarantor any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement, the Recourse Carveout Guaranty Guarantor and their respective successors and permitted assigns and no other Person.

10. Amendments. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

11. Counterparts. This Agreement may be executed by facsimile in two or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement on the date first above written.

W2007 FINANCE SUB, LLC, a Delaware limited liability company

By:	WHITEHALL STREET GLOBAL REAL ESTATE LIMITED PARTNERSHIP 2007, its managing member

By:	WH ADVISORS, L.L.C. 2007, its General Partner

By:
Name:
Title:

WHITEHALL PARALLEL GLOBAL REAL ESTATE LIMITED PARTNERSHIP 2007, a Delaware limited partnership

By:	WH PARALLEL ADVISORS, L.L.C. 2007, its General Partner

By:
Name:
Title:

HYATT CORPORATION, a Delaware corporation

By:
Name:
Title: